UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.             )

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International Flavors & Fragrances Inc.
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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

March 8, 2013

Dear Shareholder:

It is my pleasure to invite you to attend International Flavors & Fragrances Inc.’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The meeting will be held on Tuesday, April 30, 2013, at 10:00 a.m. Eastern Time at our corporate office, located at 521 West 57th Street, New York, NY 10019. At the meeting, you will be asked to:

1.	Elect twelve members of the Board of Directors for a one-year term expiring at the 2014 Annual Meeting of Shareholders.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers in 2012.

4.	Transact such other business as may properly come before the 2013 Annual Meeting and any adjournment or postponement of the 2013 Annual Meeting.

Only shareholders of record as of the close of business on March 4, 2013 may vote at the Annual Meeting.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on April 30, 2013.

Sincerely,

Douglas D. Tough
Chairman and Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 14, 2013.

Our proxy statement and annual report are available online at www.proxyvote.com.

PROXY STATEMENT

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PROXY STATEMENT

Proxy Statement for 2013 Annual Meeting of Shareholders to be held on April 30, 2013

I. INFORMATION ABOUT VOTING

You are receiving this proxy statement because you own shares of our common stock that entitle you to vote at the 2013 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2013 Annual Meeting

We will hold the 2013 Annual Meeting on Tuesday, April 30, 2013, at 10:00 a.m. Eastern Time at our corporate offices located at 521 West 57th Street, New York, NY 10019.

Questions and Answers about Voting at the 2013 Annual Meeting and Related Matters

Q:	What am I voting on?

A:	At the 2013 Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect twelve members of the Board of Directors, each to hold office for a one-year term expiring at the 2014 Annual Meeting of Shareholders.	FOR

2. To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2013 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers in 2012, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-laws.

Q:	Who can vote?

A:	Holders of our common stock at the close of business on March 4, 2013, the record date, are entitled to vote their shares at the 2013 Annual Meeting. As of March 4, 2013, there were 81,501,476 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following its instructions for voting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder letter online, and the printed proxy card.

If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Time on April 25, 2013. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your Broker.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our By-laws, in an uncontested election of directors, as we have this year, the affirmative vote of a majority of the votes cast is required for the election of directors, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected.

Q:	How many votes are needed to approve the ratification of the independent registered public accounting firm (Proposal 2)?

A:	Under our By-laws, the affirmative vote of a majority of the votes cast is required to ratify the selection of PwC as our independent registered public accounting firm for the 2013 fiscal year.

Q:	How many votes are needed to approve the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved.

Q:	What if I abstain from voting on a proposal?

A:	If you sign and return your proxy marked “abstain,” your shares will be counted for purposes of determining whether a quorum is present. For Proposals 1, 2 and 3, abstentions are not counted as votes cast, and will not affect the outcome of the vote.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in “street name,” the Broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such Broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
Election of Directors	No	None
Ratification of Auditors	Yes	Not Applicable
Say on Pay	No	None

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, and “FOR” each of the two other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name,” see the question above on how to vote your shares.

Q:	How do I change my vote?

A:	A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2013 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

Q:	What shares are covered by my proxy card?

A:	Your proxy reflects all shares owned by you at the close of business on March 4, 2013. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	Who can attend the 2013 Annual Meeting?

A:	Only shareholders and our invited guests are permitted to attend the 2013 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring such proxy to the meeting.

Q:	If I plan to attend the 2013 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2013 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2013 Annual Meeting for shareholders of record.

II. PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members. Upon the recommendation of the Nominating and Governance Committee of our Board, our Board has nominated each of our current directors and one new nominee, Christina Gold, for election at the 2013 Annual Meeting for a one-year term that expires at the 2014 Annual Meeting. Each nominee has consented to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Pursuant to our Corporate Governance Guidelines, a person that has previously served for twelve consecutive full annual terms on the Board cannot continue to serve as a director following the subsequent annual meeting of shareholders, unless (i) such person is a “Grandfathered Person” or one of our officers or (ii) the Board has made a determination that the nomination of such person would be in the best interests of our Company and our shareholders. “Grandfathered Persons” are eligible to serve as directors until the annual meeting of shareholders which occurs after the date that the director has turned 72. As of the date of this proxy statement, Mr. Martinez, a “Grandfathered Person,” is 73. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has determined that it is in the best interests of the Company and our shareholders to re-nominate Mr. Martinez for an additional term in light of his extensive experience and substantial contribution as Lead Director of the Board.

We believe that each of our nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities. The Nominating and Governance Committee retained an independent global search firm, which identified Ms. Gold as a potential nominee for director. Thereafter, the Nominating and Governance Committee evaluated Ms. Gold’s qualifications in light of the Company’s guidelines and initiated a process that resulted in her nomination as a director, including interviews with the Chair of the Nominating and Governance Committee, the Lead Director and the Chairman of the Board. The Nominating and Governance Committee recommended Ms. Gold as a nominee because of a number of valuable characteristics she would bring to the Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer.

Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

The Board recommends a vote FOR the election of each of the following director nominees.

Marcello V. Bottoli, 51 — An Italian national with extensive international experience, Mr. Bottoli has been an operating partner of Advent International, a global private equity firm, since 2010, and served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli played a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd. His experience as a chief executive and emphasis on consumer products, strategic insights and marketing has enabled Mr. Bottoli to provide many insights and contributions to our Board. Mr. Bottoli serves on the board of directors of True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, is Chairman of Pharmafortune S.A., a pharmaceuticals and biotechnology manufacturer, is Deputy Chairman of Blushington LLC, a makeup and beauty services retailer, and is Deputy Chairman of Pandora A/S. He has served on our Board since 2007.

Linda B. Buck, 66 — Dr. Linda Buck has been a Howard Hughes Medical Institute Investigator since 1994, a Member of the Fred Hutchinson Cancer Research Center, a biomedical research institute, since 2002, and Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003. Dr. Buck’s research has provided key insights into the mechanisms underlying the sense of smell. This experience is useful to our research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical background in evaluating a host of issues. Dr. Buck is the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. Dr. Buck served on the board of directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009 and joined our Board in 2007.

J. Michael Cook, 70 — Mr. Cook retired as Chairman and Chief Executive Officer of Deloitte & Touche, a leading global professional services firm, in 1999, and has been a leader of his profession. His experience as a Chief Executive Officer and in accounting and corporate governance is an asset to us, and he is one of the leaders of our Board. He has served as Chairman of the American Institute of Certified Public Accountants and as a member of its Auditing Standards Board. He led the Board of the Financial Accounting Foundation, the overseer of accounting standards boards, and the World Congress of Accountants. Mr. Cook is an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), is a member of the PCAOB’s Standing Advisory Group, and was a member of the Securities and Exchange Commission’s Advisory Committee on Improvements to Financial Reporting. In 2002, Mr. Cook was named one of the Outstanding Directors in America by Director’s Alert and was a member of the National Association of Corporate Directors’ Blue Ribbon Commission on Director Professionalism and Audit Committees. He served as a director of Eli Lilly until April 2009 and Dow Chemical Company until May 2006 and is currently a director of Comcast Corporation and Chairman of the Board of Comeback America Initiative (CAI). Mr. Cook joined our Board in 2000.

Roger W. Ferguson, Jr., 61 — Mr. Ferguson has been the President and Chief Executive Officer of TIAA-CREF, a major financial services company, since 2008. Mr. Ferguson was an associate and partner at McKinsey & Company from 1984 to 1997 and also was an associate with a major law firm. Mr. Ferguson has also served in various policy-making positions, including as Vice-Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 until 2006, and as Chairman of Swiss America Holding Corporation, a global reinsurance company, from 2006 until 2008. Mr. Ferguson currently serves on the Advisory Committee of Brevan Howard Asset Management LLP, a global alternative asset manager, and is a director of Audax Health, an end-to-end digital health company. He was also a member of the President’s Council on Jobs and Competitiveness and serves on the board of a number of charitable and non-governmental organizations, including the Committee on Economic Development, Memorial Sloan-Kettering Cancer Center and the Economic Club of New York. His background provides excellent experience for dealing with the varied financial and other issues which our Board deals with on a regular basis. Mr. Ferguson has been a member of our Board since 2010.

Andreas Fibig, 51 — Based in Berlin, Germany, Mr. Fibig has been President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, since September 2008. Prior to this position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President in the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007. These positions, including prior work experience with pharmaceutical companies Pharmacia GmbH and Boehringer Ingelheim GmbH, have provided him with extensive experience in international business, product development and strategic planning, which are assets to our Board. Mr. Fibig is a board member of EFPIA, the European Federation of Pharmaceutical Industries and Associations, Council of the Americas and vfa, the German Association of Research-Based Pharmaceutical Companies. He chairs the Board of Trustees of the Max Planck Institute for Infection Biology. He joined our Board in 2011.

Christina Gold, 64 — From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leading company in global money transfer. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and President of Avon North America, and Senior Vice President & CEO of Avon Canada. Ms. Gold is currently a director of ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets, New York Life Insurance, a private mutual life insurance company and Exelis, Inc., a diversified, global aerospace, defense and information solutions company. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water. Her wide-ranging global leadership, management and marketing experience as a chief executive officer and service as a director makes Ms. Gold well-suited to address the operational and financial matters that our Board faces. Ms. Gold is a nominee for election as a new director at the 2013 Annual Meeting.

Alexandra A. Herzan, 53 — As the granddaughter of our founder, Ms. Herzan has a long-term understanding of many aspects of our operations and brings a unique perspective to Board deliberations. Ms. Herzan has been the President and Treasurer of the Lily Auchincloss Foundation, Inc., a charitable foundation, since 1997, and a director of the van Ameringen Foundation, Inc., since 1992. These positions have provided executive and leadership experience, as well as an understanding of corporate governance, strategy and financial management at the Board level. As a trustee of a number of private trusts, as well as the Museum of Modern Art in New York City, she developed financial savvy translatable to our business. She also sits on the boards of the Fountain House and the Masters School, both not-for-profit organizations. Ms. Herzan joined our Board in 2003.

Henry W. Howell, Jr., 71 — Until 2000, Mr. Howell served in various positions during his 34 years with J.P. Morgan, a financial services firm, and secured extensive business development, finance and international management experience which enables Mr. Howell to provide both a public and a private sector perspective on corporate finance, corporate governance and mergers and acquisitions. This experience also serves us well in conjunction with his service on our Nominating and Governance and Audit Committees. While at J.P. Morgan, Mr. Howell had several overseas assignments including head of banking operations in Germany and Chief Executive Officer of J.P. Morgan’s Australian merchant banking affiliate, which was publicly listed. Both of these positions enhanced his ability to analyze complex international business and financial matters. He is currently on the board of the Norton Museum and is a life trustee of the Chicago History Museum. Mr. Howell joined our Board in 2004.

Katherine M. Hudson, 66 — As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience over 24 years with Eastman Kodak covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. This broad experience has translated to sound guidance to our Board. Ms. Hudson has served as a director on the boards of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, CNH Global NV, a manufacturer of agricultural and construction equipment, and, between 2000 and 2012 Charming Shoppes, Inc., a woman’s specialty retailer. Ms. Hudson has served on our Board since 2008.

Arthur C. Martinez, 73 — Having served as Chairman and Chief Executive Officer of Sears, Roebuck and Company, a large retailer, from 1995 until 2000, Mr. Martinez obtained experience on a myriad of issues arising in a large corporation. This experience, together with the financial expertise which led him to be Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 until 2002, enables him to provide expert guidance and leadership to us and our Board of Directors. He is currently a director of IAC/InterActiveCorp, a leading internet company, Fifth and Pacific, Inc., a retail-based premium brands company, American International Group, Inc., an insurance and financial services organization, and is currently Chairman of the Board of HSN, Inc., an interactive multi-channel retailer. He also served as a director of PepsiCo, Inc. from 1999 to 2012, and is currently trustee of numerous charitable organizations, including Northwestern University, the Chicago Symphony, Greenwich Hospital and Maine Coast Heritage Trust. Mr. Martinez joined our Board in 2000.

Dale F. Morrison, 64 — Mr. Morrison has been a founding partner of TriPointe Capital Partners, a private equity firm, since 2011. Prior to TriPointe, he served from 2004 until 2011 as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm. Mr. Morrison is a seasoned executive with strong consumer marketing and international credentials and his knowledge of our customer base is invaluable to our Board. Mr. Morrison is currently a Director of the Center of Innovation at the University of North Dakota, the Non-Executive Chairman of Findus Group, a frozen foods company, and a Director of InterContinental Hotels Group, an international hotel company, and he previously served as a director of Trane, Inc. He joined our Board in 2011.

Douglas D. Tough, 63 — Mr. Tough has been our Chairman and Chief Executive Officer since March 2010. Previously, he served as Chief Executive Officer and Managing Director of Ansell Limited, a global leader in healthcare barrier protection, from 2004 until March 2010. Mr. Tough joined our Board in 2008 and served as our non-Executive Chairman from October 2009 until he became our CEO. Mr. Tough’s experience as a Chief Executive Officer of a major global company is directly translatable to his work as our Chairman and CEO, as is his prior 17 year service with Cadbury Schweppes Plc., a major food and beverage company, where he served in a variety of executive positions throughout North America and the rest of the world. Mr. Tough is currently a director of Molson Coors Brewing Company, a multi-national beverage company.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our Company. The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board and Chief Executive Officer (“CEO”).

A copy of our Corporate Governance Guidelines is available through the Investors — Corporate Governance link on our website, www.iff.com.

Independence of Directors

The Board has affirmatively determined that our new director nominee, Ms. Gold, and each of our current directors (other than Mr. Tough) meet our independence requirements and those of the NYSE’s corporate governance listing standards. In making each of these independence determinations, the Board considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us. Our review of the information provided in response to these inquiries indicated that none of our independent directors has any material relationship with us, or has engaged in any transaction or arrangement that might affect his or her independence.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board and CEO positions. The Board believes that it is important that it have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as a Company executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.

In order to mitigate any potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Martinez.

The duties of our Lead Director include:

•

presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing prompt feedback regarding those meetings to the Chairman and CEO;

•	providing suggestions for Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

•	serving as the liaison between the Chairman and the independent directors;

•	monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate; and

•	ensuring, in consultation with the Chairman and CEO, the adequate and timely exchange of information between our management and the Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2012, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed its charter, and the Audit Committee and Compensation Committee revised their charters. The revised charters of those committees were subsequently approved by the Board. Each Committee charter provides that the Committee will annually review its performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investors — Corporate Governance link on our website, www.iff.com.

The table below provides the current membership and chairperson for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating & Governance	Lead Director
Marcello V. Bottoli		X
Linda B. Buck			X
J. Michael Cook		X (Chair)
Roger W. Ferguson, Jr.		X
Andreas Fibig			X
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X		X (Chair)
Katherine M. Hudson	X (Chair)
Arthur C. Martinez	X		X	X
Dale F. Morrison	X
Douglas D. Tough

X = Committee member

Board and Committee Meetings

Our Board of Directors held seven meetings during 2012. The Audit Committee held nine meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held four meetings during 2012. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2012. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting in person or by teleconference, other than a director who retired that day. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees. During 2012, our non-employee directors met in executive session as part of every regularly scheduled Board and Committee meeting.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include overseeing and reviewing:

•	the financial reporting process and the integrity of our financial statements and related financial information;

•	our internal control environment, systems and performance;

•	the audit process followed by our independent accountant and our internal auditors;

•	the appointment, qualifications, independence and performance of our independent accountant and our internal auditors;

•	the process by which we assess and manage risk; and

•	the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics.

Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant. The Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”); and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board determined that each of Messrs. Howell, Martinez and Morrison and Ms. Hudson qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include:

•	determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•	establishing executive officer compensation;

•	recommending to the Board any changes to the compensation and benefits of directors; and

•	conducting a risk assessment of our executive compensation programs.

Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee. If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

In addition, the Compensation Committee reviews and adopts, and where necessary or appropriate, recommends for Board or shareholder approval, our compensation and benefits policies, plans and programs, taking into account economic and business conditions, and comparative compensation and benefit performance levels.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members and based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•	meets the enhanced independence standards for Compensation Committee members established by the SEC.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and non-employee director compensation. Management also retains its own outside compensation consultants. In 2012, the Compensation Committee directly engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant to conduct a “benchmarking” survey in 2012. The Compensation Committee also directly engaged Haigh & Company for recommendations on senior executive and non-employee director compensation in 2012. Haigh & Company does not provide any non-executive compensation-related services to us. The Compensation Committee considered the independence of Haigh & Company and determined that no conflicts of interest were raised.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our Senior Vice President, Human Resources (“SVP HR”) and our Senior Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and SVP HR, without the presence of any other members of senior management, actively participate in the compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2012 or at any other time an officer or employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Governance Committee

Responsibilities

The Nominating and Governance Committee’s responsibilities include:

•	developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•	identifying qualified individuals to serve on the Board;

•	recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•	reviewing the qualifications of director candidates;

•	establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•	reviewing management succession plans and monitoring corporate governance issues;

•	overseeing the Board evaluation process as well as the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines; and

•	reviewing and, if appropriate, approving transactions with related parties.

The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members and based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members. Proposed director candidates who satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

Under our By-laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of International Flavors & Fragrances Inc., in writing, not less than

90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. The request must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3(d)(2) of our By-laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the NYSE and the SEC.

To ensure independence and to provide the breadth of needed expertise and diversity of our Board, our By-laws currently require our Board to have twelve members. The Board periodically reviews its size and makes appropriate adjustments. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Nominating and Governance Committee considers in identifying director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. The Nominating and Governance Committee also annually reviews each current Board member’s suitability for continued service as a member of our Board. In addition, in the event that a current director has a significant change in status, including changes in employment or skill set, the director is required to report that change to the Chairman of the Nominating and Governance Committee so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the continued appropriateness of that director’s Board membership.

Risk Management Oversight

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect our Company. This oversight and management is conducted primarily through the Audit and Compensation Committees of the Board, but the full Board has retained responsibility for the general oversight of risks. While the Board oversees our risk management, our management is primarily responsible for day-to-day risk management processes, and reports to the full Board and the Audit and Compensation Committees regarding these processes. We believe this division of responsibility is the most effective approach for addressing risk management.

Management maintains an enterprise risk management (“ERM”) process which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process. The Board and the Audit Committee focus on the most significant risks facing us, including operational risk, financial risk, litigation risk, tax risk, credit risk and liquidity risk, as well as our general risk management strategy, and how these risks are being managed. The Audit Committee is primarily responsible for assisting the Board in reviewing and assessing with management our ERM process, our risk profile and our policies and practices with respect to risk assessment and risk management, in particular as they relate to financial risk. The Compensation Committee is primarily responsible for managing risks associated with compensation policies and practice, our compensation plans (including equity compensation plans and programs), severance, change in control and other employment-related matters.

Compensation Risks

In the fourth quarter of 2012, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our SVP HR, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board of Directors.

The Compensation Committee determined that the performance goals and incentive plans in place during 2012 did not result in excessive risk that inappropriate business decisions or strategies would be made or implemented by our senior executives or employees generally. The approved goals under our Annual Incentive Plan (“AIP”) and Long-Term Incentive Plan (“LTIP”) (and similar programs established for non-executive employees) are consistent with our financial plans and strategies and operating model that have been reviewed and approved by our Board. In addition, incentive awards have generally been made based on a review of achievement against multiple financial metrics, which lessens the risk associated with relying on any single financial metric. We believe these factors encourage our executive officers to manage our Company in a prudent manner.

Related Person Transactions

Our Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investors — Corporate Governance link on our website, www.iff.com. The policy defines “related person” and “related person transaction” in a detailed manner. Under the policy, a related person transaction requires the approval or ratification of the Nominating and Governance Committee. The Audit Committee will be consulted if accounting issues are involved in the transaction. Under the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval or ratification by the Nominating and Governance Committee.

There were no “related person transactions” in 2012 in excess of $120,000 in which the Company was a participant involving any director, director nominee or executive officer of our Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”).

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our CEO and our principal financial officer (who is also our principal accounting officer). We have also adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investors — Corporate Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Share Retention Policy

We encourage our executives to own our common stock so that they share the same long-term investment risk as our shareholders. Under our Share Retention Policy, each executive must retain shares of Company common stock based on a targeted ownership level. There is no deadline by which an executive must meet his or her retention requirement. However, until the retention requirement is met, the executive must retain a portion (50%, in the case of the executive officers named in this proxy statement (or “NEOs”)) of any shares of common stock acquired from the exercise of a stock option or stock settled appreciation rights or the vesting of restricted stock or restricted stock units (after payment of any exercise price and taxes). The targeted ownership levels are (1) the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO, (2) the lesser of shares equal in value to three times base salary or 35,000 shares for our CFO and Group Presidents, and (3) the lesser of shares equal in value to two times base salary or 20,000 shares for our SVP, General Counsel. In determining compliance with the retention requirement, we count all outstanding shares owned by the executive, valued at the closing stock price of our common stock as of the date of calculation, and all outstanding purchased restricted stock held by the executive at the purchase price.

These ownership levels provide executives flexibility in personal financial planning, yet require them to maintain ongoing and substantial investment in our common stock. As of February 22, 2013, all of our NEOs met their individual stock ownership requirements. Additional detail regarding ownership of our common stock by our executives is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”

Policy Regarding Derivatives, Short Sales, Hedging and Pledges

Under our insider trading policy, directors and executive officers, including our NEOs, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

IV. DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

Each non-employee director received an annual retainer of $200,000 relating to the service year from the 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”) to the 2013 Annual Meeting. Of this amount, we paid $100,000 in cash in November 2012, and we paid $100,000 in Restricted Stock Units (“RSUs”) issued under our shareholder-approved stock award and incentive plan on the date of the 2012 Annual Meeting. The RSUs vest on the third anniversary of the grant date and are subject to accelerated vesting upon a change in control. The 1,655 RSUs granted to each director on the date of the 2012 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Once the RSUs vest, each non-employee director is required to defer all of the vested RSUs under our Deferred Compensation Plan (“DCP”) until he or she separates from service on our Board of Directors. Given that RSUs will be deferred until each director’s separation from service and each director’s stock ownership will increase during his or her term of service, there are no specified minimum share ownership requirements applicable to our directors. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director. Our Compensation Committee has not recommended any changes to the compensation we pay to our non-employee directors for 2013.

Annual Committee Chair and Lead Director Compensation

During 2012, the Chair of each of the Audit Committee and Compensation Committee and the Lead Director received an annual cash retainer of $15,000 in addition to the annual retainer described above. The Chair of the Nominating and Governance Committee received an annual cash retainer of $10,000. Our Compensation Committee has not recommended any changes to these amounts for 2013.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our DCP. In addition to mandatory deferral of vested RSUs granted in and after 2008, a non-employee director may defer all or a portion of his or her cash compensation, as well as any RSUs granted to him or her prior to 2008, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation — Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees, as described in that section.

Other

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (“DCCP”). Under the DCCP, directors were paired together and our Company purchased joint life insurance policies on the lives of each paired set of participating directors. We are the owner and sole beneficiary of the policies and are responsible for payment of any premiums. In 2009, the insurance policies were restructured so that no further premiums are required. Assuming no changes to the current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, we expect to recover all of the premium costs that have been paid by us and the after-tax cost of our anticipated charitable contributions pursuant to this program. After a covered director dies, we will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2012.

2012 Directors’ Compensation

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(5)	All Other Compensation ($)(6)	Total ($)
Margaret Hayes Adame (7)	23	—	—	—	23
Marcello V. Bottoli	100,055	93,805	—	6,740	200,600
Linda B. Buck	100,055	93,805	—	—	193,860
J. Michael Cook	115,055	93,805	—	10,000	218,860
Roger W. Ferguson, Jr.	100,055	93,805	—	10,000	203,860
Andreas Fibig	100,055	93,805	—	—	193,860
Alexandra A. Herzan	100,055	93,805	—	5,000	198,860
Henry W. Howell, Jr.	110,055	93,805	—	10,000	213,860
Katherine M. Hudson	115,055	93,805	—	10,000	218,860
Arthur C. Martinez	115,055	93,805	—	10,000	218,860
Dale F. Morrison	100,055	93,805	—	10,000	203,860

(1)	The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2012, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2012 under our Deferred Compensation Plan, or DCP: Mr. Cook — $115,055; Mr. Ferguson, Jr. — $100,055; Mr. Fibig — $50,028; Mr. Howell — $110,055; and Mr. Morrison — $100,055. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2012, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 11 to our audited financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2013.

(3)	Each director (other than Mrs. Adame) received a grant on May 1, 2012 of 1,655 RSUs under our 2010 Stock Award and Incentive Plan. None of our Directors forfeited any RSUs or shares of deferred stock during 2012.

(4)	As of December 31, 2012, our directors held the following number of unvested RSUs and shares of deferred common stock:

Director	RSUs	Deferred Stock
Margaret Hayes Adame	3,572	—
Marcello V. Bottoli	5,227	7,220
Linda B. Buck	5,227	7,220
J. Michael Cook	5,227	17,535
Roger W. Ferguson, Jr.	5,227	—
Andreas Fibig	3,504	—
Alexandra A. Herzan	5,227	12,401
Henry W. Howell, Jr.	5,227	28,237
Katherine M. Hudson	5,227	4,675
Arthur C. Martinez	5,227	28,777
Dale F. Morrison	3,504	780

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or, in the case of voluntary deferrals, as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)	We did not grant any options to our directors in 2012. None of the options held by any director expired or were forfeited during 2012. On December 31, 2012, the following directors held the number of outstanding options indicated as of December 31, 2012: Mr. Cook - 6,000; Mrs. Herzan - 6,000; and Mrs. Adame - 6,000.

(6)	The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2012.

(7)	Mrs. Adame retired as a member of our Board effective as of our 2012 Annual Meeting date.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS

AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 22, 2013, by each current director and nominee for director, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)		Rights to Acquire Beneficial Ownership of Shares of Common Stock(3)	Percent of Class**
Kevin C. Berryman	64,687		18,883	*
Marcello V. Bottoli	7,220		—	*
Linda B. Buck	7,220		—	*
Anne Chwat	30,853		2,471	*
J. Michael Cook	21,997	(4)	6,000	*
Roger W. Ferguson, Jr.	—		—	*
Andreas Fibig	—		—	*
Christina Gold	—		—	*
Alexandra Herzan	819,722	(5)	6,000	1.0%
Henry W. Howell, Jr.	29,237		—	*
Katherine M. Hudson	7,175		—	*
Arthur C. Martinez	32,527		—	*
Nicolas Mirzayantz	74,276		12,088	*
Dale F. Morrison	780		—	*
Douglas D. Tough	166,796		53,956	*
Hernan Vaisman	28,866		22,187	*
All Directors and Executive Officers as a Group (20 persons)	1,399,676		134,898	1.9%

*	Less than 1%.

**	Based on 81,518,800 shares of common stock outstanding.

(1)	The address of each person named in the table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

(2)	This column includes (i) share unit balances held in the IFF Stock Fund under our DCP credited to participants’ accounts (where applicable) and, for executive officers may include certain premium share units held under the DCP, (ii) shares held in our 401(k) Retirement Investment Fund Plan and (iii) shares of Purchased Restricted Stock (“PRS”). Shares of PRS and premium share units held by executives in the IFF Stock Fund under our DCP are subject to vesting and may be forfeited if the participant’s employment is terminated.

(3)	This column reflects the number of shares of common stock that the named person has the right to acquire pursuant to options, RSUs and stock-settled appreciation rights (“SSARs”) that are exercisable or vest within 60 days of February 22, 2013. The number of shares of common stock that could be obtained from SSARs is estimated by dividing (1) the aggregate appreciation in share price (calculated by multiplying the number of outstanding SSARs which can be exercised within 60 days of February 22, 2013 by the difference between (i) the closing price of our common stock on February 22, 2013 ($72.46) and (ii) the SSAR exercise price), by (2) the closing price of our common stock on February 22, 2013. This column also reflects shares earned under the completed 2010-2012 LTIP cycle that have not yet been issued.

(4)	Includes 4,362 shares held by The 2012 Cook Grandchildren’s Trust, of which Mr. Cook’s spouse is trustee. Mr. Cook disclaims beneficial ownership of these shares, and the inclusion in this table of the shares held by the trust shall not be deemed an admission by Mr. Cook of beneficial ownership of the shares.

(5)	Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 274,673 shares, President, Treasurer and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation and the inclusion in this table of these shares shall not be deemed an admission by Mrs. Herzan of beneficial ownership of these shares.

Certain Other Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of February 22, 2013, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

	Number of Shares and Nature of Beneficial Investment Ownership
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shares Investment Power	Percent of Class**
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	5,396,303	—	5,396,303	—	6.6%

Capital Research Global Investors (2) 333 South Hope Street Los Angeles, CA 90071	5,321,500		5,321,500		6.5%

Massachusetts Financial Services Company (3) 111 Huntington Avenue Boston, MA 02199	5,570,548	—	6,676,359	—	8.2%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	146,776	—	4,635,031	137,824	5.9%

**	Based on 81,518,800 shares of common stock outstanding.

(1)	This amount is based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 6, 2013.

(2)	This amount is based solely on Schedule 13G filed with the SEC on February 13, 2013.

(3)	This amount is based solely on Schedule 13G filed with the SEC on February 12, 2013.

(4)	This amount is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2013.

VI. PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2013 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.

Representatives of PwC are expected to attend the 2013 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PwC as our Independent Registered Public Accounting Firm for 2013.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2012 and December 31, 2011.

	2012	2011
Audit Fees(1)	$4,631,616	$4,233,897
Audit-Related Fees(2)	569,926	—
Tax Fees(3)
Tax Compliance	1,038,244	525,258
Other Tax Services	753,807	415,782
All Other Fees(4)	27,619	9,799

Total	$7,021,212	$5,184,736

(1)	Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.

(2)	Audit-Related Fees were for diligence.

(3)	Tax Compliance services consisted of fees related to the preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent auditor. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $20,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2012, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2012.

AUDIT COMMITTEE REPORT

The Audit Committee (“we,” “us” or the “Committee”) oversees the financial reporting process of International Flavors & Fragrances Inc. (the “Company”) on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

For 2012, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PricewaterhouseCoopers, LLP (“PwC”), the Company’s independent registered public accounting firm, its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter from PwC as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related and tax services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC. We also evaluated and selected PwC as the Company’s independent auditors for 2013, which the shareholders will be asked to ratify at the 2013 Annual Meeting of Shareholders.

Audit Committee

Katherine M. Hudson

(Chair)

Henry W. Howell, Jr.

Arthur C. Martinez

Dale F. Morrison

VII. COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2012 compensation of our named executive officers, or NEOs. As discussed in Proposal III of this proxy statement, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to our financial performance.

For 2012, our NEOs were:

Douglas D. Tough	Chief Executive Officer and Chairman
Kevin C. Berryman	Executive Vice President and Chief Financial Officer
Nicolas Mirzayantz	Group President, Fragrances
Hernan Vaisman	Group President, Flavors
Anne Chwat	Senior Vice President, General Counsel and Corporate Secretary

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ pay should be linked to achievement of financial and operational performance metrics that build shareholder value. Consequently, we designed our compensation program to motivate and reward our executives for the achievement of both annual and long-term business goals by providing a significant portion of compensation that is variable and tied directly to Company and individual performance. We believe that executive compensation should (i) be tied to overall Company performance; (ii) reflect each executive’s level of responsibility; (iii) vary based on individual performance and contribution; and (iv) include a significant equity component. We believe that by keeping the majority of executive pay “variable” and “equity-based” we can best ensure alignment with shareholder value and Company growth.

Our 2012 NEO Pay Was Tied to Our 2012 Performance

In 2012, we delivered solid results, including local currency sales growth of 4%, adjusted operating profit growth of 3%, and adjusted EPS growth of 6%. Looking over the past three years on an average basis, we continue to meet our long-term financial targets. This solid performance was achieved despite the various challenges the organization faced in 2012, including continued economic uncertainty, weakened consumer confidence and the continued high cost of raw material. Furthermore, we continued to execute on key elements of our strategic plan during the year, including:

•	leveraging our geographic footprint – we opened a new facility in Singapore, a creative facility in India, and announced a $50 million investment to build out our facility in Turkey;

•

strengthening our innovation platform – we continue to strengthen our platforms by leveraging our knowledge of consumer trends to drive technological developments and external collaborations to better anticipate and address consumers’ future needs; and

•

maximizing our portfolio – we continue to focus our efforts on improving our performance by further leveraging our advantaged portfolio and implementing solutions to fix less attractive areas, such as exiting low-margin sales activities in our Flavors business which contributed to our improved gross profit margins in 2012.

Based on these accomplishments, we met all of the target performance levels for our corporate and business financial metrics under our LTIP, and three out of the four performance levels under our AIP. As a result of these achievements, the 2012 annual compensation of our NEOs increased as compared to their respective compensation in 2011 as discussed below.

2012 Annual Incentive Plan Targets and Payout.    Our 2012 Annual Incentive Plan (“AIP”) performance targets were based upon our annual and long-term profitability targets and our 2011 actual results. Our AIP continues to be based on the achievement of four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital. These performance metrics are measured (A) at the consolidated corporate level for our CEO, our CFO and our General Counsel and (B) at both the consolidated corporate level and the business unit level for the Group President of each of our business units.

For 2012, at the corporate level, we exceeded our targets in three of the four performance indicators. As a result, the overall corporate AIP payout was approximately 127% of the target award for those NEOs evaluated solely on corporate performance. Our Flavors business unit sustained similar strong performance, particularly in Sales Growth and Gross Margin. This resulted in an AIP payout, when combined with the corporate level performance, of approximately 130% of the target award for our Group President, Flavors. Our Fragrance business unit also exceeded Sales Growth expectations and returned a strong performance against Gross Margin targets. Consequently, the AIP payout, when combined with the corporate level performance, was approximately 123% of the target award for our Group President, Fragrances.

Long-Term Incentive Plan Results for 2012.    Our LTIP is structured in three-year cycles, which are administered in four equally-weighted performance segments: Year 1, Year 2, Year 3 (each an “annual performance segment”) and cumulative performance over the three-year period (the “cumulative performance segment”). During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics. For the 2010-2012 LTIP Cycle and the 2011-2013 LTIP Cycle, these two metrics were Earnings Per Share (the “EPS”) and our Total Shareholder Return (“TSR”) versus the S&P 500 (the “Company TSR”). Commencing with the 2012-2014 LTIP cycle, the Compensation Committee (the “Committee”) approved the use of Economic Profit (EP) (as defined below), rather than EPS, as the second financial metric. We will continue to use Company TSR as the second financial metric of Company performance for the annual performance segments of the 2012-2014 LTIP Cycle. In addition, Company TSR will continue as the sole financial metric for the cumulative segment for all of the current LTIP Cycles (the “Cumulative TSR Goal”).

For 2012, our EP was $203 million, as adjusted for LTIP 2012 non-core items described below under “2012 Company LTIP Performance.” This result exceeded both the threshold performance level of $182 million and target performance level of $198 million but did not reach maximum performance level of $216 million. As a result, our NEOs earned approximately 129% of the EP Goal for Year 1 in the 2012-2014 LTIP Cycle. For 2012, our EPS was $4.03, as adjusted for LTIP 2012 non-core items. This result was just above the target performance level of $4.00 and below maximum performance level of $4.30. As a result our NEOs earned approximately 108% of the EPS Goal for Year 2 of the 2011-2013 LTIP Cycle and Year 3 of the 2010-2012 LTIP Cycle. Our TSR for 2012 was just below the 75th percentile, and generated a near maximum payout of approximately 198%. Our cumulative TSR for the 2010-2012 LTIP performance cycle was at the 76th percentile, which surpassed the maximum 75th percentile measure, and resulted in a maximum 200% payout. As a result, our NEOs earned approximately 198% of the TSR Goal for the 2012 segment of each of the current LTIP Cycles and earned 200% of the TSR Goal for the cumulative segment. The LTIP award earned for the 2012 segment of the 2011-2013 and 2012-2014 LTIP Cycles was approximately 153% and 164% of the target, respectively.

These summary findings are outlined in greater detail in the sections titled “2012 Company and Business Unit AIP Performance” and “Long Term Incentive Plan” below.

Compensation Related Corporate Governance.    To ensure continued alignment of compensation with Company performance and the creation of shareholder value, we maintain strong compensation related corporate governance policies, including the following:

•	We require our executives, including our NEOs, to meet certain stock ownership guidelines;

•

Our Executive Separation Policy (“ESP”) provides that any equity awards made after December 2010 are subject to a “double trigger” and only accelerate in connection with a change in control if an ESP participant is terminated without cause or terminates for “Good Reason” within two years following a change in control; and

•	We do not provide tax gross-up for payments made in connection with a change in control for Mr. Tough nor, under the ESP, for executives who joined after March 8, 2010.

Our Executive Compensation Program

We pay for performance.    Our NEO’s target compensation for 2012 reflects our commitment that a significant portion of our executive compensation should be variable and tied directly to achievement of our short-term and long-term financial and operational objectives.

During 2012, as in prior years, our NEOs’ direct compensation primarily consisted of (1) base salary, (2) AIP awards, (3) LTIP awards and (4) Equity Choice Program (“ECP”) awards. During 2012, of the average target direct compensation payable to our CEO and our other four NEOs, approximately 77% was variable, of which approximately 72% was tied to long-term performance metrics.

As illustrated in the tables below, actual awards earned as a percent of target, in both the AIP and LTIP, vary based on our financial and operational performance.

For the five AIP plan years from 2008 to and including 2012, the actual payout as a percentage of target compensation was volatile. The combined payout for NEOs based on corporate and business unit performance as a percentage of target ranged from approximately 28% to 177%, with an average payout of approximately 88% of target over the five year period. During this period, our local currency sales grew at a compound annual growth rate (“CAGR”) of approximately 5%. Over the 2008-2012 period, operating profit (excluding non-core items such as restructuring charges) experienced an approximately 6% CAGR from $367 million in 2008 to $488 million in 2012. Our gross margin improved from approximately 41% of sales in 2008 to 42% in 2012. Our core working capital improved over the same period, declining from approximately 34% of sales in 2008 to approximately 31% by the end of 2012.

We align the interests of our executives with those of our shareholders.    We have designed our executive compensation to provide a significant portion of our executives’ total direct compensation in the form of equity and to encourage their direct investment in the Company as well as long-term ownership. For 2012, approximately 54% of the average variable target compensation payable to our CEO and our other four NEOs was payable in equity. For 2012, the proportion of long-term incentive compensation opportunity provided in the form of equity versus cash for the CEO and the average of our other four NEOs, as a group, was as follows:

Target Long-Term Incentive Compensation

Stock ownership and share retention policy.    Our executives, including our NEOs, are required to meet certain share ownership guidelines to align our executives’ interests with those of our shareholders under our Share Retention Policy. Until the targeted ownership level is achieved, each of our NEOs is required to hold 50% of the shares acquired from the exercise of a stock option or stock-settled appreciation right or the vesting of restricted stock or restricted stock units (after payment of any exercise price and taxes). Our NEOs are not permitted to pledge shares that are counted towards their retention requirements as collateral for individual loans. Additional information about our Share Retention Policy is set forth above under “Corporate Governance – Share Retention Policy.”

Compensation Setting Process

Our Committee is responsible for overseeing the design, implementation and administration of long-term and short-term compensation (including equity awards, benefits and perquisites) for all executive officers and other members of senior management. The Committee recommends CEO compensation to the full Board for its approval. During 2012, as in the prior year, the Committee engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant to assist it in fulfilling its responsibilities. Haigh & Company is engaged exclusively by the Committee on executive and director compensation matters and does not have other consulting arrangements with the Company.

Our CEO and SVP HR, with input from Haigh & Company, evaluate the performance and competitive pay position for each other NEO, and make recommendations to the Committee concerning each such officer’s target annual compensation. Our CEO follows the same process with regard to the target compensation for our SVP HR, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

As part of its compensation setting process, the Committee also considers the results of the prior-year’s shareholder advisory vote on our executive compensation. It believes these voting results provide useful feedback regarding whether shareholders agree that the Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. As part of its 2012 compensation setting process, the Committee reviewed the results of the 2011 shareholder advisory vote, in which 97% of the votes cast were voted in favor of our executive compensation.

Principles for Setting Compensation Targets

On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of like positions within our selected peer groups described below. This process is referred to as “market benchmarking.” We update the external market benchmarking and peer group data annually.

Market Benchmarking

The Committee’s goal is to position target total direct compensation (salary, annual incentive compensation, long-term incentive compensation and equity awards) between the 50th to 75th percentile of relevant market benchmarks and to position total cash compensation at slightly above median. We use compensation data from other companies to benchmark our compensation levels. The Committee has traditionally believed that it was difficult to define a single peer group for our market benchmarking that appropriately reflects the diversity of responsibilities within our business, especially because none of our major direct competitors files reports with the Securities and Exchange Commission. Consequently, the Committee had previously utilized two separate and distinct peer groups — a consumer product companies peer group and a specialty chemical companies peer group, which were equally weighted. The Committee would then review general industry data, provided by Haigh & Company, from Towers Watson’s 2011 Executive Compensation Database, to support the Committee’s analysis and enable it to obtain a more general understanding of current compensation practices.

In October 2011, with the assistance of Haigh & Company, the Committee undertook its annual review of peer groups. As part of this review, the Committee noted that the Company primarily (i) focuses on consumer-oriented products and (ii) competes with other consumer product companies for executive talent. Consequently, the Committee decided to eliminate the specialty chemical companies peer group as a peer group for benchmarking Company compensation.

2012 Benchmarking for CEO, CFO and Group Presidents.    For 2012 compensation decisions regarding (i) the CEO, (ii) the CFO and (iii) each of the Group Presidents, the Committee, based on recommendations from Haigh & Company, decided to benchmark compensation against the average of (1) the same Consumer Peer Group utilized in 2011 and (2) the General Industry Cut of the Towers Watson General Industry Index Survey.

The Consumer Peer Group was selected using the following criteria:

1.	U.S. publicly traded companies of comparable size (generally based on revenue of $1B — $5B and market capitalization of $1B — $8B);

2.	Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues);

3.	Strong in-house Research and Development (“R&D”) activities (R&D expense generally over 1% of total revenue);

4.	Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer groups;

5.	Competitors for executive talent; and

6.	Progressive companies with positive reputations.

For 2012, the Consumer Peer Group consisted of the following companies:

Consumer Peer Group
Alberto-Culver	Hormel Foods
Church & Dwight	Jarden
Clorox	McCormick
Del Monte Foods	Newell Rubbermaid
Elizabeth Arden	Nu Skin Enterprises
Energizer Holdings	Ralcorp
Estee Lauder	Revlon
Herbalife	Tupperware
Hershey

At the time of the Committee’s determination of market reference ranges, we were positioned at approximately the 40th percentile of the Consumer Peer Group in terms of revenue, the primary scope comparison measure, for the respective fiscal year. Our current relative revenue is positioned at approximately the 35th percentile for the Consumer Peer Group.

As discussed above, the Committee weighed equally the compensation data derived from a General Industry Cut of the Towers Watson General Industry Index Survey. The General Industry Cut comprises 181 companies having $1 billion to $6 billion in reported revenues, with median revenues of $2.6 billion. Energy and financial companies were excluded from this selection as the Committee believed that the industry business models and the pay practices of these two industries are less comparable to ours, particularly in a volatile economic climate.

2012 Benchmarking for Other Executive Officers.    Based on recommendations by its compensation consultant, the Committee determined that the Consumer Peer Group did not provide sufficient comparative data for the other executive officer positions that were reviewed by the Committee. Consequently, for all other executive officer positions, including the General Counsel, instead of using the Consumer Peer Group, the Committee used the aggregate data available from a select cut of the Towers Watson General Industry index that (i) identified themselves as belonging to the consumer products or beverage industry and (ii) had revenues between $1 billion and $6 billion (the “Consumer Products Select Cut”). The Committee averaged (1) the Consumer Products Select Cut with (2) the Towers Watson General Industry Index to determine median and 75th percentile target compensation.

For 2012, the Consumer Products Select Cut comprised 19 companies with reported revenues of between $1 billion and $6 billion, with median revenue of $3.2 billion. The companies included in the Consumer Products Select Cut were as follows:

Acuity Brands	Jack In The Box
Armstrong World Industries	Lorillard Tobacco
Brown-Forman	Mattel
Chiquita Brands	Molson Coors Brewing Company
HNI Corp	Polaris Industries
Hanesbrands	Ralcorp Holdings
Harman International Industries	Revlon
Hasbro	Steelcase
Hershey	Tupperware
J.M. Smucker

Use of Market Reference Ranges.    The Committee’s independent compensation consultant derives the median and 75th percentile “market reference” values for each executive position based on the average of the two relevant compensation indexes. The Committee’s consultant then analyzes each NEO’s actual pay from the prior fiscal year and target total direct compensation and target total cash compensation against the median and the 75th percentile of each executive’s market reference range and reviews this analysis with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO. Individual components of total direct compensation are benchmarked versus market on an individual basis for our CEO, on an average basis for our CFO and Group Presidents, collectively, and on an average basis for our Senior Vice Presidents, collectively. In determining target total direct compensation for each executive in 2012, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization;

•	long-term potential; and

•	retention.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above. For 2012, the target total direct compensation of our CEO and each of our other NEOs was between the 50th and the 75th percentile of the relevant market reference range. Actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual pay received by a NEO may be higher or lower than his or her market reference range.

Compensation Elements and Targeted Mix

Our executive compensation program includes direct compensation and indirect compensation elements. Our indirect compensation comprises (i) Company-sponsored benefit programs, many of which are broadly available to our employees, (ii) our Deferred Compensation Program and (iii) our perquisite program. We believe that direct compensation, which constituted an average of 94% of total actual compensation paid to our NEOs in 2012 should be the principal form of compensation.

Direct Compensation

The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each pay element. From time to time, the Committee may also approve discretionary bonuses to officers in connection with their initial employment, for extraordinary individual performance or a significant contribution to Company strategic objectives, or for retention purposes.

Element	Fixed or Variable	Primary Objective
Base Salary	Fixed	• To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

AIP award	Variable	• To motivate and reward the achievement of our annual performance objectives including sales growth, operating profit, gross margin and working capital.

LTIP award	Variable

•   To motivate and reward the annual profitability performance and the annual and cumulative relative TSR performance over rolling three-year periods.

•   To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% being payable in cash) and including TSR as a key measure of long-term performance.

ECP award	Variable	• To align executives’ interests with the interests of shareholders through equity-based compensation. • To encourage direct investment in the Company and to serve as a retention tool.

The payouts under our AIP and LTIP plans are based on our achievement of performance metrics set at the beginning of the relevant measurement period, while our ECP awards are granted at the beginning of each year and reflect the performance of the NEO in the prior year and are used as a retention tool. These payouts will vary from year to year and thus our NEO compensation will vary with performance.

For 2012, at target AIP and LTIP achievement levels and actual ECP awards, the components of total direct compensation for our CEO and the average of our other four NEOs, as a group, were as follows:

The 81% weighting, in the case of our CEO, and the 72% average weighting, in the case of our other NEOs, of direct compensation which is variable compensation closely aligns our executives’ compensation opportunity with Company performance by enabling our executives to earn more than target compensation if the Company achieves superior performance or will cause them to earn less than target compensation if we do not meet our performance goals or if the value of our common stock does not increase over time. The proportionately greater “variable” portion of direct compensation targeted for our CEO reflects his role and responsibility as our executive most accountable to our shareholders for Company-wide performance.

Long-term compensation to our NEOs includes LTIP awards and ECP awards. LTIP awards, if earned, are paid 50% in common stock and 50% in cash. Equity makes up a larger portion of total long-term compensation than cash. This approach, combined with our Share Retention Policy discussed above, is intended to promote significant long-term stock ownership by each of our executives and to align their interests, and their at-risk longer term compensation, with those of our shareholders.

The Committee periodically reviews the mix between short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from its independent compensation consultant and (3) recommendations from our CEO and SVP HR.

Direct Compensation Components and 2012 Compensation Decisions

Salaries

The Committee reviews the salaries of our NEOs annually. During the first quarter of 2012, the Committee decided to delay its annual evaluation of salaries until the beginning of the second half of 2012 as part of the Company’s evaluation of overall global compensation costs. In July 2012, the Committee reviewed the base salaries of those NEOs whose base salary had not been adjusted for at least 18 months. Based on the interval since the last base salary adjustment and each NEO’s individual performance, the Committee increased the base salary of Messrs. Berryman, Mirzayantz and Vaisman by $25,000, $10,000, and $25,000, respectively. These increases were effective July 1, 2012, as were Company salary increases generally.

Annual Incentive Plan

The Company maintains the AIP for our NEOs and other employees. For our NEOs, 2012 AIP payouts depended on the achievement of specific Company-wide quantitative performance goals, along with individual contribution toward the enterprise results based on business unit goals for the Group Presidents. Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2012, the Committee decided to maintain the AIP percentage targets at the same level as 2011. However, as a result of the mid-year salary increases, the AIP dollar target amount was increased for Messrs. Berryman, Mirzayantz and Vaisman.

	2012 Salary	Target AIP as % Base Salary	AIP Target
Douglas D. Tough	$1,200,000	120%	$1,440,000
Kevin C. Berryman	$512,500	80%	$410,000
Nicolas Mirzayantz	$505,000	80%	$404,000
Hernan Vaisman	$512,500	80%	$410,000
Anne Chwat	$450,000	60%	$270,000

Performance Metrics and Capped AIP Payouts:    Based on a review of the annual and long-term financial goals, operational plans and strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for the Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn up to the following AIP target award for such metric:

➢	Threshold —	25%
➢	Target —	100%
➢	Maximum —	200%

2012 AIP Performance Metrics:    As discussed above, for 2012 AIP awards, the Committee approved four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin percentage and (4) working capital percentage. These performance metrics were selected for the following reasons:

•

Local currency sales growth reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding real incremental growth.

•

An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide the Company with the funding to reinvest in the business to drive future growth.

•	Improvement in gross margin percentage is an important measure for analyzing our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•	Improvements in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable.

For 2012, the weighting assigned to each of the financial performance metrics was as follows:

	Corporate Participants(1)		Business Unit Participants(2)
Performance Metric	Corporate Weighting	Bus. Unit Weighting	Corporate Weighting	Bus. Unit Weighting	Total Weighting
Local Currency Sales Growth	40%	0%	20%	20%	40%
Operating Profit $	30%	0%	15%	15%	30%
Gross Margin Percentage	15%	0%	0%	15%	15%
Working Capital Percentage	15%	0%	15%	0%	15%
Total	100%	0%	50%	50%	100%

(1)	All NEOs except our two Group Presidents.
(2)	Our two Group Presidents.

The local currency sales growth and operating profit goals were assigned a greater weight than the gross margin and working capital goals because the Committee believes that these two performance metrics are the most relevant measures of overall annual Company performance and are key to driving sustained long-term growth. For 2012, the Committee approved revisions to the relative weightings of gross margin (from 20% to

15%) and working capital (from 10% to 15%) so that they would be valued equally. The Committee believes that the higher working capital weighting provides a more meaningful and appropriate incentive level.

2012 Performance Levels:    Our 2012 AIP performance levels were based upon our long-term and annual targets and our 2011 actual results. Over the past four years, as economic volatility has increased, our performance based compensation has become volatile with performance payouts varying from less than 50% to more than 150% of target awards. At the beginning of 2012, when the Committee was approving performance levels, the Committee sought to establish AIP performance levels that were challenging, but that reduced the volatility of AIP payouts. Specifically, the Committee considered the anticipated impact of the significant increases in raw material inputs which began in the middle of 2011 and were expected to continue throughout 2012 and the economic recession in Western Europe that was anticipated to continue into 2012.

2012 Company and Business Unit AIP Performance:    Our actual performance against our 2012 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics and in determining actual achievement against performance metrics, we eliminated the impact of certain non-core expenses (net of related benefits realized during the period). This was done in order to focus performance metrics and achievement against those metrics on our core operating results. For 2012, the AIP target performance levels and actual achievement against the target performance levels excluded costs associated with (i) our Fragrance strategic initiative, (ii) other non-budgeted special projects approved by the Board throughout 2012 and (iii) unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan. Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

The table below reflects the AIP financial metrics, their respective targets and the payouts earned for each metric and overall by each NEO that is evaluated solely on corporate performance, Messrs. Tough and Berryman and Ms. Chwat.

Performance Metric	Threshold	Target	Actual	Award Payout (as % of Target)	Corporate Weighting	Total Weighted Award
Local Currency Sales Growth	1.6%	3.6%	4.4%	140.0%	40%	56.0%
Operating Profit	$474M	$496M	$494M	93.7%	30%	28.1%
Gross Margin	39.2%	40.7%	41.9%	177.7%	15%	26.7%
Working Capital	32.6%	31.1%	31.0%	106.7%	15%	16.0%
Total Award (as % Target)	25%	100%	—	—	100%	126.8%

During 2012, our corporate performance was between target and maximum for each of local currency sales growth, gross margin and working capital, and was slightly below target for operating profit. The actual dollar amount earned by each NEO is set forth below under “2012 Individual AIP Payouts.”

Flavors Business Unit Performance

The table below reflects the AIP financial metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Flavors.

Performance Metric	Threshold	Target	Award Payout (as % of Target)	Bus. Unit Weighting	Bus. Unit Weighted Award	Corp. Weighting	Corp Weighted Award	Total Weighted Award
Local Currency Sales Growth	2.0%	4.0%	170.0%	20%	34.0%	20%	28.0%	62.0%
Operating Profit	$284M	$299M	97.0%	15%	14.5%	15%	14.1%	28.6%
Gross Margin	40.1%	41.6%	153.0%	15%	23.0%	0%	—	23.0%
Working Capital	—	—	—	0%	—	15%	16.0%	16.0%
Total Award (as % Target)	25%	100%	—	50%	71.5%	50%	58.1%	129.6%

During 2012, our Flavors business unit performance was between target and maximum for each of local currency sales growth and gross margin, and was slightly below target for operating profit. The actual dollar amount earned by our Group President, Flavors is set forth below under “2012 Individual AIP Payouts.”

Fragrance Business Unit Performance

The table below reflects the AIP financial metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Fragrance.

Performance Metric	Threshold	Target	Award Payout (as % of Target)	Bus. Unit Weighting	Bus. Unit Weighted Award	Corp. Weighting	Corp. Weighted Award	Total Weighted Award
Local Currency Sales Growth	1.0%	3.0%	110.0%	20%	22.0%	20%	28.0%	50.0%
Operating Profit	$227M	$237M	106.8%	15%	16.0%	15%	14.1%	30.1%
Gross Margin	38.0%	39.5%	180.0%	15%	27.0%	0%	—	27.0%
Working Capital	—	—	—	0%	—	15%	16.0%	16.0%
Total Award (as % Target)	25%	100%	—	50%	65.0%	50%	58.1%	123.1%

During 2012, our Fragrance business unit performance was between target and maximum for each of local currency sales growth and gross margin and operating profit. The actual dollar amount earned by our Group President, Fragrance is set forth below under “2012 Individual AIP Payouts.”

2012 Individual AIP Payouts

The AIP payout for 2012 for the NEOs, based on the actual achievement of each of the financial performance metrics, is discussed in greater detail in this proxy statement under the heading “Grants of Plan-Based Awards.” Based on the Corporate and Business Unit performance outlined in the tables above, 2012 AIP payouts were as follows:

		2012 Payout
Executive	2012 AIP Target ($)	As % of Target	Award ($)
Douglas D. Tough	$1,440,000	126.8%	$1,825,632
Kevin C. Berryman	$410,000	126.8%	$519,867
Nicolas Mirzayantz	$404,000	123.1%	$497,149
Hernan Vaisman	$410,000	129.6%	$531,308
Anne Chwat	$270,000	126.8%	$342,306

Long-Term Incentive Plan

We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year helps (i) provide a regular opportunity to re-evaluate long-term metrics, (ii) align goals with the ongoing strategic planning process and (iii) reflect changes in our business priorities and market factors. The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP value a NEO has the opportunity to receive at the end of the three-year cycle if we meet all our targets. To the extent that we meet the minimum target financial goals or the maximum financial goals, the actual payout to the NEO could be significantly less or more than the total LTIP target award.

Performance Segments.    Given the difficulty in setting long-term goals in the current economic environment, the Committee believes that the LTIP should continue to comprise four performance segments: (i) Year 1, (ii) Year 2, (iii) Year 3 and (iv) Cumulative over the three-year period. In each performance segment, 25% of the total LTIP Target Award is earned. The NEO must be employed at the time payouts under the LTIP are made in order to receive the actual payout at the completion of the LTIP cycle.

Performance Metrics.    As discussed above, commencing with the 2012-2014 LTIP Cycle, the Committee decided to use EP and TSR, rather than EPS and TSR, as the financial metrics for measuring Company performance for the three annual performance segments. For the two other current LTIP Cycles, 2010-2012 and 2011-2013, EPS and TSR will continue to be the two financial metrics used in the annual performance segments.

EP measures operating profitability after considering (i) all our operating costs, (ii) income taxes and (iii) a charge for the capital employed in the business. Capital employed primarily includes working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) times the average invested capital employed. The estimated WACC rate is the blended average cost of our debt and equity capital. As part of a strategic review of our businesses in 2010, we began including EP in the evaluation of relative performance across our business portfolio. We believe that evaluating EP helps us identify the sources and drivers of value across our businesses. Furthermore, we believe that EP growth is closely linked to the creation of shareholder value. Consequently, the Committee believes that changing from EPS to EP more closely aligned our compensation with the creation of long-term shareholder value.

For 2012, the Committee approved TSR as the second financial metric for the annual performance segments for each current LTIP Cycle and to continue to use a three-year TSR for the cumulative segment. The Committee believes that TSR as compared to other public companies in which shareholders may choose to invest is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for the Company and the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date is determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.

For each of the three annual performance segments, the EP or EPS goal, as the case may be, and the TSR goal are set at the beginning of the each annual performance segment and are equally weighted. For the cumulative segment, the TSR goal is set at the beginning of the three-year cycle and is weighted at 100%.

The table below sets forth the relative weightings of each metric for the 2010-2012 LTIP Cycle and the 2011-2013 LTIP Cycle.

Segment	Earnings Per Share (EPS) Growth	Total Shareholder Return (TSR) relative to the S&P 500	Total Weighting of Segment
Year 1	12.5%	12.5%	25%
Year 2	12.5%	12.5%	25%
Year 3	12.5%	12.5%	25%
Cumulative Segment (Year 1-Year 3)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%

The table below sets forth the relative weightings of each metric for the 2012-2014 cycle that was approved by the Committee at the beginning of 2012:

Segment	Economic Profit (EP) Growth	Total Shareholder Return (TSR) relative to the S&P 500	Total Weighting of Segment
Year 1	12.5%	12.5%	25%
Year 2	12.5%	12.5%	25%
Year 3	12.5%	12.5%	25%
Cumulative Segment (Year 1-Year 3)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%

At the end of each year, the Committee reviews our annual performance and cumulative performance for the then-ended three-year cycle. To the extent that our annual performance has exceeded the threshold annual EP or EPS goal, as the case may be, and the threshold annual TSR goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the three-year cycle then-ended, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments.

2012-2014 LTIP Target Awards

In early 2012, the Committee approved the following total LTIP Target Awards to our NEOs for the 2012-2014 performance cycle:

Level	Total LTIP Target Award
Douglas D. Tough	$2,000,000
Kevin C. Berryman	$450,000
Nicolas Mirzayantz	$450,000
Hernan Vaisman	$450,000
Anne Chwat	$270,000

The Committee set the Cumulative three-year TSR Goal for the 2012-2014 LTIP cycle at the same levels that had been set for the prior year’s LTIP cycle, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
Cumulative TSR vs S&P 500	35th percentile	55th percentile	75th percentile

For the 2012-2014 performance cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in shares. This is consistent with the 2010-2012 and 2011-2013 LTIP performance cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in stock is determined based on the market price of the common stock at the beginning of the cycle. For the 2012 cycle, it was based on $55.65 per share, the closing market price on January 3, 2012, the first stock trading day of the cycle. At the conclusion of each of the first two annual performance segments, the dollar value and number of shares will be “banked” based on the performance of each such segment. When the final performance segment and the three-year cycle are concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of shares will be paid to the executive.

2012 Company LTIP Performance: For 2012, the LTIP target performance levels and actual achievement against the target performance levels excluded costs associated with (i) non-recurring tax events, including our Spanish tax settlement, (ii) our Fragrance Strategic Initiative, (iii) other non-budgeted special projects approved by the Board throughout 2012 and (iv) unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan (collectively, the “LTIP 2012 non-core items”).

Annual LTIP Goals

In early 2012, the Committee also set (1) the threshold, target and maximum 2012 annual EP goal for the 2012-2014 LTIP Cycle, (2) the threshold, target and maximum 2012 annual EPS goal for the 2010-2012 LTIP Cycle and the 2011-2013 LTIP Cycle and (3) the threshold, target and maximum annual TSR Goal which would apply to each of the three current LTIP performance cycles, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
EP	$182M	$198M	$216M
EPS	$3.74	$4.00	$4.30
Annual TSR vs S&P 500	35th percentile	55th percentile	75th percentile

2012-2014 LTIP Performance

For the 2012 segment of the 2012-2014 LTIP performance cycle, our EP of $203 million, as adjusted for LTIP 2012 non-core items, was between the target performance level of $198 million and maximum performance level of $216 million. As a result, our NEOs earned approximately 129% of the EP goal for the year. Our TSR for 2012 was just below the 75th percentile, and as a result, our NEOs earned approximately 198% of the TSR goal for the 2012 segment. The LTIP award earned and “banked” for the 2012 segment of the 2012-2014 LTIP Cycle was therefore equal to approximately 164% of target.

2011-2013 LTIP Performance

For the 2012 segment of the 2011-2012 LTIP Cycle, our EPS of $4.03, as adjusted for non-recurring or one-time items, was between the target performance level of $4.00 and maximum performance level of $4.30. As a result, our NEOs earned approximately 108% of the EPS Goal for the year. Our TSR for 2012 was slightly below the 75th percentile, which was nearly at the maximum performance level of the 75th percentile. As a result, our NEOs earned approximately 198% of the TSR goal for the 2012 segment. The LTIP award earned and “banked” for the 2012 segment of the 2011-2013 LTIP Cycle was therefore equal to approximately 153% of target.

2010-2012 LTIP Performance and Payout

For the 2012 segment of the 2010-2012 LTIP performance cycle, the achievement described above with respect to the 2012 segment of the 2012 performance cycle was applied to this performance cycle as well. Our Cumulative TSR was positioned at approximately the 76th percentile versus the S&P 500, which equates to a maximum payout of 200% of target.

The overall payout for the 2010-2012 LTIP performance cycle was approximately 150% of target, based on the following EPS and TSR results against objectives, as determined by the Committee in January 2012.

Segment	Segment Weighted EPS Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2010	192%	200%	196%	25.00	49.0%
2011	39%	63%	51%	25.00	12.7%
2012	108%	198%	153%	25.00	38.2%
Cumulative	—	200%	200%	25.00	50.0%

Total				100.00	149.9%

The LTIP payout for the 2010-2012 performance cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

In establishing the LTIP EPS growth objective for each LTIP segment and in determining actual achievement against that objective, the Committee eliminates the impact of certain non-core items as discussed above under “2012 Company LTIP Performance.” During the 2012 segment of the 2010-2012 LTIP performance cycle, adjusted EPS (which excluded the LTIP 2012 non-core items) grew approximately 5%.

For the LTIP performance cycles that concluded in 2008 through and including 2012, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 91% to 150%, with an average payout of 120% over the five LTIP performance cycles.

Equity Choice Program Awards

We believe that equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in the Company, thereby aligning their interests more closely with shareholders and (2) helps to attract and retain top talent and encourages participants to focus on long-term success. We believe that our Equity Choice Program (“ECP”) is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity. In addition, in connection with the initial employment of an executive officer, the Committee believes that it is appropriate to grant the new executive officer equity as part of a competitive compensation package and to provide the new executive officer a stake in the long-term performance of the Company.

Annually our Committee determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data and a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices. For 2012, these ranges were as follows:

	Lower Limit	Midpoint	Upper Limit
CEO	$750,000	$1,500,000	$2,250,000
Group President, CFO	$225,000	$450,000	$675,000
General Counsel	$150,000	$300,000	$450,000

The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board of Directors for approval the actual dollar award for the CEO. For 2012, similar to prior years, the actual amount is based on an evaluation of the NEO’s individual performance, long-term potential and market factors, including retention issues. Reflecting our 2011 performance, the ECP awards granted in 2012 to each of our NEOs, other than our CEO, was at or below the award received in 2011. For 2012, the Committee increased the ECP Award of our CEO from $1.5 million to $1.8 million reflecting Mr. Tough’s sustained high level of performance and to provide a total 2012 long-term award opportunity (ECP award plus 2012 LTIP target award) that was fully competitive with market benchmarks. The actual value of this award will depend on future stock price performance.

ECP participants, including all of our NEOs, may choose from three types of equity award grants (1) Purchased Restricted Stock (“PRS”), (2) stock settled appreciation rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). Each type of equity award is assigned an adjustment factor to provide incentive to participants to accumulate shares to promote retention and align participants’ interests with those of our shareholders. Elections are made in 5% increments, with a maximum of 50% that may be received in RSUs. Based on the participant’s election, a participant’s dollar award value is converted into PRS, SSARs or RSUs on the grant date based on the market price of our common stock on such date. The table below sets forth each of the three types of equity awards offered and their adjustment factor.

During 2012, ECP participants, including all of our NEOs, made choices based on the differences among the equity award types described below. In January 2013, our Compensation Committee approved changes to the ECP, and these changes are detailed in the “Revisions to our 2013 Compensation Plans” section at the end of this Compensation Discussion and Analysis.

Types of Equity	Description of Equity Type	Adjustment Factor
PRS

PRS are restricted shares of our stock which an ECP participant may purchase at 50% of the closing market price on the grant date. If an ECP participant chooses PRS, then he or she must write a check (or deliver shares with an equivalent value) for the dollar amount of the ECP award that he or she is electing to receive in PRS. Upon receipt of the funds by the Company, the ECP participant receives a number of shares equal to (i) the amount of the award plus (ii) the amount of the participant funding, divided by the closing stock price of the Company’s common stock on the date of grant.

During the restricted period, a PRS holder has the same rights as an ordinary shareholder including the right to vote and dividend rights. On the vesting date, which is 35 months from the date of grant, PRS shares become unrestricted. PRS shares are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in our stock. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% adjustment upward of the award value if PRS is elected.

		120%
SSARS

SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in our stock price from the SSAR grant date to the date the SSAR is exercised by the participant. As an approximation of binomial stock option valuation methods used under ASC Topic 718, participants receive a number of SSARs equivalent to four times the elected SSAR award value divided by the grant price. SSARs provide upside potential for share accumulation and alignment with shareholders because SSARS only have value if the stock price increases after the grant date. As a result, SSARS have a neutral adjustment factor.

SSARs become exercisable on a stated vesting date, which is 35 months from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

		100%
RSUs	RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is 35 months from the grant date. The lower RSU adjustment factor reflects an incentive toward equity compensation choices that provide for more rapid accumulation of shares.	60%

As an example of how the ECP offers the participant a range of outcomes, the following table shows the different number of shares at vesting for an ECP award of $100,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $60.00 at Award
	PRS		SSARs	RSU
Award Value	$100,000		$100,000	$100,000
Adjustment Factor	1.2		1.0	0.6
Post-Factor Value	$120,000		$100,000	$60,000
Participant Required Investment	$120,000		—	—
At Grant Date	4,000(1) Shares		6,667 SSARs	1,000 Shares
Dollar Value of Award At Vesting/Exercise (Assuming $70 Price)	$160,000	(1)	$66,670	$70,000
Dollar Value of Award At Vesting/Exercise (Assuming $50 Price)	$80,000	(1)	$0	$50,000

(1)	Excludes the $120,000 investment made by ECP participant.

The Committee believes that a vesting period of approximately three years for each type of equity is consistent with a goal of executive retention, is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership by our executives.

The following table shows the ECP dollar award value approved by the Committee for each NEO during 2012 as well as the percentage and adjusted dollar value after application of the adjustment factor of each type of equity elected by each NEO:

		PRS		SSARs		RSU
	Unadjusted ECP Award	Percent Election	Adjusted Value	Percent Election	Adjusted Value	Percent Election	Adjusted Value
Adjustment Factor			120%		100%		60%
Douglas D. Tough	$1,800,000	100%	$2,160,000	0%	$—	0%	$—
Kevin C. Berryman	$600,000	80%	$576,000	20%	$120,000	0%	$—
Nicolas Mirzayantz	$500,000	100%	$600,000	0%	$—	0%	$—
Hernan Vaisman	$600,000	0%	$—	50%	$300,000	50%	$180,000
Anne Chwat	$350,000	100%	$420,000	0%	$—	0%	$—

The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table.

Equity Grant Practices

The Committee, at its meeting on January 30, 2012, approved the 2012 ECP values awarded to each executive, including our NEOs. The grants were made on May 1, 2012. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange finances for the purchase of PRS if so elected. The Committee determined that the 2012 ECP grants would vest on April 1, 2015, which is slightly less than three years from the grant date, to enable participants to use vested PRS shares to acquire new PRS shares in 2015, to the extent granted.

Deferred Compensation Plan (“DCP”)

We offer U.S.-based executives an opportunity to participate in our DCP, as a cost-effective benefit that enhances the competitiveness of our compensation program. The DCP provides participants with a way to delay receipt of income and thus income taxation until a future date. When deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments that generally track investment funds offered under our 401(k) savings plan. Although the executive will eventually owe income taxes on any amounts distributed from the DCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the DCP, we are better able to attract and retain executives.

Through the DCP, we also provide the same level of matching contributions to executives that would be made under our 401(k) savings plan but for limitations under U.S. tax law. We also use the DCP to encourage executives to acquire deferred shares of our common stock that are economically equivalent to ownership of our common stock but are on a tax-deferred basis. If an executive elects to defer receipt of cash compensation and invests it in credits of deferred common stock of the Company under the DCP, we credit an additional 25% of the amount deferred in the executive’s DCP account contingent on the executive remaining employed by the Company (other than retirement) for the full calendar year following the year when such credit is made. We do this to encourage executives to be long-term owners of a significant equity stake in us and to create a close alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, the 25% premium for cash deferrals into deferred common stock and administrative costs. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.

Our supplemental matching contributions and premiums on cash deferrals into deferred common stock for NEOs are reflected in the Summary Compensation Table and in the All Other Compensation Table.

Perquisite Program

Our NEO perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant in 2011. Under the perquisites program, executives are eligible to receive certain benefits including:

•	Company car or car allowance: The CEO and the other NEOs are eligible to obtain a Company-provided automobile once every 3 years;

•	Annual physical exam;

•	Financial planning (up to approximately $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a three-year period); and

•	Health club membership (up to $3,000 annually).

As part of his employment agreement our CEO is entitled to receive a $25,000 annual allowance for financial planning, tax preparation and estate planning services, rather than the above limits. He is also entitled to have the Company pay for dues for a luncheon club in Manhattan, but this perquisite was not exercised in 2011 or 2012. The personal value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subject to tax. The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Executive Separation Policy (“ESP”)

We provide severance and other benefits under our ESP to executives whose employment is terminated not for cause and not due to a voluntary termination. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of separation pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs are in Tier I. The specific separation pay by tier was developed with the assistance of its independent compensation consultant and determined by the Committee. In 2007, the Company, on a prospective basis reduced the level of severance under the ESP in situations of termination not for cause and not involving a change in control. For Tier I eligible executives hired after October 22, 2007, severance was reduced from 24 to 18 months. However, in order to induce our CEO to join the Company, his negotiated letter agreement provides him with a Tier I severance payment of 24 months. In 2012, our CEO reached the age of 63 and, in accordance with the terms of his letter agreement, his severance payment was reduced to 18 months. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of our peer group companies.

A discussion of our ESP, and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2012 is set forth below under “Potential Payments upon Termination or Change in Control.”

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary (excluding bonus and other forms of compensation) less $50,000, the death benefit provided by our basic group term life insurance plan for employees and retirees. The plan also provides a death benefit post-retirement, or pre-retirement after attaining age 70, equal to one times the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Tax Deductibility

We generally attempt to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.

Revisions to our 2013 Compensation Programs

At its January 28, 2013 meeting, the Compensation Committee adopted the following revisions to the Equity Choice Program. These revisions will affect award amounts granted to NEOs and other executives as part of 2013 compensation actions.

Changes in RSU Equity Choice. The adjustment factor for the RSU equity choice was increased from 0.6 to 1.0, and the maximum choice restriction on RSUs was removed. This change was made to more closely align the use of service-based, full value awards with market practices where such awards can make up a larger percentage of overall compensation. This change also makes the award more valuable for all participants who are not able through personal circumstances to fund the purchase of PRS.

Change in PRS Equity Choice. The PRS equity choice was changed in structure from a 50% discount at purchase (the participant purchased restricted shares at 50% of the closing market price on the grant date) to a 100% match upon grant (for each share purchased at full value by the participant, the participant receives a matching share of restricted stock). This change was made to provide a more tax efficient grant to participants who are located in countries where PRS is taxed differently than in the U.S. This change results in no increase in compensation value at grant, and matched restricted shares will be forfeited if any of the underlying shares are sold.

Change in SSAR Equity Choice. Participants selecting SSARs will now receive a number of SSARs equal to 4.5 times the elected SSARs value divided by the grant price, an increase from the current 4.0 multiple. This change was made to more closely align the ratio of SSARs to a restricted share with our binomial valuation model.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: local currency sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee

J. Michael Cook (Chair)

Marcello V. Bottoli
Roger W. Ferguson, Jr.
Alexandra A. Herzan

VIII. PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

As discussed in detail in the Compensation Discussion and Analysis and the compensation tables and narratives that follow, the compensation program for our NEOs is designed (i) to attract, retain and motivate our executives who are critical to our success, (ii) to reward achievement of both annual and long-term performance goals, and (iii) to align the interests of our executives with those of our shareholders. Pursuant to our compensation program, an average of 77% of our NEO’s 2012 target total direct compensation is considered “variable” and tied to our Company’s performance based on a number of financial goals and Company stock price performance and dividend return (TSR).

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. This balance is evidenced by the following:

•

Our AIP rewards the achievement of our annual performance objectives by providing awards based on the attainment of four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital.

•

Our LTIP rewards solid Company performance by providing awards based on (i) our annual EPS performance or, beginning with the 2012-2014 LTIP cycle, Economic Profit and (ii) our annual and cumulative TSR performance relative to the S&P 500. In addition, the LTIP aligns our executives’ interests with those of our shareholders by paying 50% of the earned award in shares of our common stock.

•	Our ECP incentivizes our executives to create value for our shareholders by providing equity-based compensation.

•

We require our NEOs to meet certain stock ownership guidelines under our Share Retention Policy to promote alignment of our executives’ interests with those of our shareholders and to discourage excessive risk taking for short-term gains.

For additional information on the compensation program for our NEOs, including specific information about compensation in 2012, please see the information in this proxy statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.

We provide our shareholders with the opportunity to cast the Say on Pay vote on an annual basis. In accordance with the Dodd-Frank Act, the Say on Pay vote will be an advisory vote regarding our Company’s NEO compensation program generally and does not examine any particular compensation element individually. Because the Say on Pay vote is advisory, it is not binding on our Company, our Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2013 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for our 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

The Board of Directors believes the compensation of our NEOs is appropriate and promotes the best interests of our shareholders and therefore recommends that shareholders vote FOR approval of this resolution.

IX. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the 2012, 2011 and 2010 compensation for:

•	our CEO;

•	our CFO;

•	our three other most highly compensated executive officers.

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($) (3)(4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)(9)	Total ($)
Douglas D. Tough	2012	1,200,000	—	3,158,257	—	3,451,664	—	387,697	8,197,618
Chairman and Chief	2011	1,200,000	—	2,483,416	—	872,614	—	318,065	4,874,095
Executive Officer	2010	1,000,000	500,000	3,684,505	278,093	3,233,970	—	202,442	8,899,010

Kevin C. Berryman	2012	511,458	—	800,623	82,580	896,236	—	180,255	2,471,152
Executive Vice President	2011	500,000	—	558,472	143,994	245,338	—	126,971	1,574,775
and Chief Financial Officer	2010	500,000	—	725,380	166,851	1,033,517	—	154,897	2,580,645

Nicolas Mirzayantz	2012	504,583	—	824,602	—	873,518	201,264	161,201	2,565,168
Group President,	2011	500,000	—	874,637	—	194,884	250,173	118,069	1,937,763
Fragrances	2010	493,750	—	797,387	111,231	1,054,285	119,399	122,439	2,698,491

Hernan Vaisman	2012	511,458	—	393,434	206,449	907,677	—	88,300	2,107,318
Group President, Flavors	2011	500,000	—	402,470	239,987	437,028	—	93,971	1,673,456
	2010	487,500	—	389,574	278,093	1,022,540	—	83,678	2,261,385

Anne Chwat (10)	2012	450,000	22,500	554,769	—	540,003	—	200,243	1,767,515
Senior Vice President,	2011	322,211	—	863,335	—	116,445	—	224,134	1,526,125
General Counsel and Corporate Secretary

(1)	The amounts in this column related to 2012 include the following amounts deferred under the DCP: Mr. Tough — $ 96,000; Mr. Berryman — $ 41,000; Mr. Vaisman — $ 41,000; and Ms. Chwat — $ 135,000.

(2)	The amounts in this column related to 2012 include the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Tough — $ 22,500; Mr. Berryman — $ 22,500; Mr. Mirzayantz — $ 17,000; Mr. Vaisman — $ 22,500; and Ms. Chwat — $ 22,500.

(3)

The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during each respective fiscal year, calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The grant date fair value attributable to the 2012-2014 LTIP cycle awards included in the Stock Awards column pertains to the 50% portion of those awards that will be payable in our common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Tough — $ 1,995,800; Mr. Berryman — $ 449,055; Mr. Mirzayantz — $ 449,055; Mr. Vaisman — $ 449,055; and Ms. Chwat — $ 269,433. The actual number of shares earned by the NEOs for the completed 2010-2012 LTIP cycle, for the 2012 segment of the 2011-2013 LTIP cycle, and for the 2012 segment of the 2012-2014 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(4)	The following NEOs purchased the number of shares of PRS indicated in fiscal year 2012, in each case at a price per share equal to 50% of the closing stock price on the date of grant: Mr. Tough — $ 2,160,357 for 71,535 shares; Mr. Berryman — $ 576,095 for 19,076 shares; Mr. Mirzayantz — $ 600,074 for 19,870 shares; and Ms. Chwat —$ 420,052 for 13,909 shares. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRS shares by tendering shares of our common stock. All of the NEOs who purchased PRS shares in 2012 other than Ms. Chwat tendered shares to satisfy the purchase price for these PRS shares.

(5)	The amounts in this column related to 2012 include the following amounts earned under the 2012 AIP: Mr. Tough — $ 1,825,632; Mr. Berryman — $ 519,867; Mr. Mirzayantz — $ 497,149; Mr. Vaisman — $ 531,308; and Ms. Chwat — $ 342,306.

(6)	LTIP cycles have four performance segments related to each year in the three-year LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid. The amounts in this column related to 2012 include the amounts earned and credited for the 2012 segment of the 2011-2013 and 2012-2014 LTIP cycles and the following amounts earned for the 2012 and cumulative segments under the completed 2010-2012 LTIP cycle: Mr. Tough — $ 835,282; Mr. Berryman — $ 198,450; Mr. Mirzayantz — $ 198,450; Mr. Vaisman — $ 198,450; and Ms. Chwat — $ 90,946.

(7)	The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(8)	Details of the amounts set forth in this column related to 2012 are included in the All Other Compensation Table.

(9)	Amounts for 2011 and 2010 were restated to adjust certain relocation and other perquisites paid in 2011 or 2010 that were inadvertently omitted from, or reflected in the incorrect year, in the All Other Compensation columns in 2011 and 2010.

(10)	Ms. Chwat was hired on April 14, 2011.

2012 All Other Compensation

		Dividends on Stock Awards ($)(1)	Company Match to Defined Contribution Plans ($)(2)	Auto ($)(3)	Club Memberships ($)	Financial/ Estate Planning and Tax Preparation ($)	Executive Death Benefit Program ($) (4)	Annual Physical Examination ($)	Matching Charitable Contributions ($) (5)	Housing/ Relocation Expenses/ Tax Gross-ups ($)		Total ($)
Douglas D. Tough	2012	174,829	94,156	25,552	—	25,000	63,000	4,200	960	—		387,697
Kevin C. Berryman	2012	66,395	50,719	16,111	2,620	14,409	20,000	—	10,000	—		180,254
Nicolas Mirzayantz	2012	99,509	17,245	13,812	3,000	9,635	18,000	—	—	—		161,201
Hernan Vaisman	2012	12,755	35,875	4,203	—	6,267	25,000	4,200	—	—		88,300
Anne Chwat	2012	35,537	51,664	19,243	—	3,000	15,000	4,200	8,000	63,598	(6)	200,242

(1)	The amounts in this column are the total dollar value of dividends paid during 2012 on shares of PRS.

(2)	The amounts in this column include: (i) amounts matched by our Company under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)	The amounts in this column are amounts for the personal use of automobiles provided by our Company. The value of personal use of automobiles provided by us was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for a parking garage.

(4)	The amounts in this column are the 2012 costs we incurred for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions made by our NEOs to those charitable organizations during 2012.

(6)	This amount includes reimbursement of expenses incurred by Ms. Chwat in connection with her relocation to New York in the amount of $48,045 and $15,553 in reimbursement for taxes associated with the relocation expense.

Employment Agreements or Arrangements

Mr. Tough

Our Board elected Douglas D. Tough as its non-executive Chairman effective October 1, 2009 and, pursuant to the terms of a letter agreement dated September 8, 2009 between our Company and Mr. Tough, he became our executive Chairman and Chief Executive Officer effective March 1, 2010. In conjunction with his employment, an equity award was made on March 24, 2010 under the Equity Choice Plan, or ECP, described in this proxy statement under the heading “Compensation Discussion and Analysis,” at a value of $750,000 which vested on March 1, 2011.

Under this agreement, Mr. Tough’s employment is on an at-will basis until terminated by either party. Mr. Tough is entitled to the following compensation under the agreement:

•	Minimum annual base salary of $1,200,000, which may be increased by the Board of Directors after March 2, 2012.

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary.

•	An LTIP target of $2,000,000.

The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Tough’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements.”

Other NEOs

None of our other NEOs is a party to a written employment agreement. Their compensation is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2012. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each NEO’s target award that was actually achieved for 2012 based on satisfaction of the AIP performance conditions is discussed in the Compensation Discussion and Analysis. The amount actually paid to each NEO in 2013 based on 2012 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amounts of each NEO’s award that were actually achieved for 2010-2012 based on satisfaction of the performance conditions for the 2010-2012 LTIP and the 2012 segment of each of the 2011-2013 LTIP and 2012-2014 LTIP cycles are set forth following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each NEO for the cumulative and 2012 segment of the 2010-2012 LTIP cycle and the 2012 segments of the 2011-2013 LTIP and 2012-2014 LTIP cycles are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle.

2012 Grants of Plan-Based Awards

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Douglas D. Tough	AIP	1/31/2012	1/30/2012	360,000	1,440,000	2,880,000	(7)
	2012 LTIP	1/31/2012	1/30/2012	250,000	1,000,000	2,000,000	(8)	250,000	1,000,000	2,000,000	(9)					997,900
	PRS	5/1/2012	1/30/2012									71,535	(10)			2,160,357
Kevin C. Berryman	AIP	1/30/2012	1/30/2012	102,500	410,000	820,000	(7)
	2012 LTIP	1/30/2012	1/30/2012	56,250	225,000	450,000	(8)	56,250	225,000	450,000	(9)					224,528
	PRS	5/1/2012	1/30/2012									19,076	(10)			576,095
	SSAR	5/1/2012	1/30/2012											7,948	60.39	82,580
Nicolas Mirzayantz	AIP	1/30/2012	1/30/2012	101,000	404,000	808,000	(7)
	2012 LTIP	1/30/2012	1/30/2012	56,250	225,000	450,000	(8)	56,250	225,000	450,000	(9)					224,528
	PRS	5/1/2012	1/30/2012									19,870	(10)			600,074
Hernan Vaisman	AIP	1/30/2012	1/30/2012	102,500	410,000	820,000	(7)
	2012 LTIP	1/30/2012	1/30/2012	56,250	225,000	450,000	(8)	56,250	225,000	450,000	(9)					224,528
	SSAR	5/1/2012	1/30/2012											19,870	60.39	206,449
	RSU	5/1/2012	1/30/2012									2,980	(11)			168,906

Anne Chwat	AIP	1/30/2012	1/30/2012	67,500	270,000	540,000	(7)
	2012 LTIP	1/30/2012	1/30/2012	33,750	135,000	270,000	(8)	33,750	135,000	270,000	(9)					134,717
	PRS	5/1/2012	1/30/2012									13,909	(10)			420,052

(1)	AIP = 2012 AIP

2012 LTIP = 2012-2014 Long-Term Incentive Plan Cycle

RSU = Restricted Stock Unit

PRS = Purchased Restricted Stock

SSAR = Stock Settled Appreciation Right

(2)	All equity, AIP and LTIP grants were made under our 2010 SAIP. The material terms of these types of awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)	The amounts in this column represent the number of RSUs and the number of PRS shares granted under the ECP in 2012 on the applicable grant date. The material terms of ECP awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column represent the number of SSARs granted under the ECP.

(5)	The amounts in this column represent the exercise price of each SSAR granted, which is the closing market price of a share of our common stock on the grant date.

(6)	The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2012, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)	The amounts in this row in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns are the threshold, target and maximum dollar values under our 2012 AIP.

(8)	The amounts in this row in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns are the threshold, target and maximum dollar values of the 50% portion of our 2012-2014 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(9)	The amounts in this row in the Estimated Future Payouts Under Equity Incentive Plan Awards columns are the threshold, target and maximum dollar values of the 50% portion of our 2012-2014 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the cycle, based on $52.88 per share, the closing market price of a share of our common stock on January 3, 2012, the first stock trading day of the cycle; however, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date for such awards.

(10)	This amount represents the number of shares of PRS granted under the ECP. Dividends are paid on PRS. Footnote 5 to the Summary Compensation Table states the dollar amount paid by our NEOs (in cash or shares) for these PRS awards.

(11)	This amount represents the number of RSUs granted under the ECP. Dividends are not paid on RSUs.

Long-Term Incentive Plan

2010-2012 LTIP Payout

The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2010-2012 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2013 following completion of the 2010-2012 LTIP cycle.

	Segment 1 (2010)		Segment 2 (2011)		Segment 3 (2012)		Cumulative (2010 –2012)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Douglas D. Tough	464,046	11,047	120,036	2,857	361,766	8,612	473,516	11,270	1,419,364	33,786
Kevin C. Berryman	110,250	2,624	28,519	679	85,950	2,046	112,500	2,678	337,219	8,027
Nicolas Mirzayantz	110,250	2,624	28,519	679	85,950	2,046	112,500	2,678	337,219	8,027
Hernan Vaisman	110,250	2,624	28,519	679	85,950	2,046	112,500	2,678	337,219	8,027
Anne Chwat (1)	—	—	12,833	306	51,570	1,227	39,376	938	103,779	2,471

(1)	Based on a pro-rated target amount due to her commencement of employment on April 14, 2011.

2011-2013 LTIP Credit

Based on our achievement of the corporate performance goals for the 2012 segment (the second segment) of the 2011-2013 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2012)
	Cash ($)	Shares (#)
Douglas D. Tough	382,000	6,864
Kevin C. Berryman	85,950	1,545
Nicolas Mirzayantz	85,950	1,545
Hernan Vaisman	85,950	1,545
Anne Chwat	51,570	926

2012-2014 LTIP Credit

Based on our achievement of the corporate performance goals for the 2012 segment (the first segment) of the 2012-2014 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2012)
	Cash ($)	Shares (#)
Douglas D. Tough	408,750	7,730
Kevin C. Berryman	91,969	1,740
Nicolas Mirzayantz	91,969	1,740
Hernan Vaisman	91,969	1,740
Anne Chwat	55,181	1,043

Equity Compensation Plan Information

We are currently granting equity awards only under our 2010 SAIP, which replaced our 2000 SAIP and the 2000 Supplemental Stock Award Plan (the “2000 Supplemental Plan”). The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,238,238	(2)	$45.25	(3)	1,475,249	(4)
Equity compensation plans not approved by security holders (5)	277,289		31.33	(3)	275,877	(6)

Total	1,515,527		$44.94	(3)	1,751,126

(1)	Represents the 2010 SAIP, the 2000 SAIP and the 2000 Stock Option Plan for Non-Employee Directors. The 2010 SAIP and the 2000 SAIP provide for the award of stock options, RSUs and other equity-based awards.

(2)	Includes options, RSUs, SSARs, the number of shares to be issued under the 2010-2012 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2011-2013 and 2012-2014 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2012 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2012. Excludes outstanding shares of PRS under the 2010 SAIP and 2000 SAIP.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2011-2013 and 2012-2014 LTIP cycles.

(4)

Does not include 282,274 equity awards outstanding as of December 31, 2012 under the 2000 SAIP or 12,917 equity awards outstanding as of December 31, 2012 under the 2000 Supplemental Plan. As approved by shareholders at the annual meeting held on April 27, 2010, shares authorized under the 2000 SAIP and

2000 Supplemental Plan, but not used under those plans for any reason, are added to shares available for awards under the 2010 SAIP. As a result, any outstanding grants under either of those plans that are cancelled will become available for grant under the 2010 SAIP.

(5)	We currently have three equity compensation plans that have not been approved by our shareholders: (i) the 2000 Supplemental Plan, (ii) the DCP, which is described in this proxy statement under the heading “Non-Qualified Deferred Compensation,” and (iii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized.

(6)	Includes 232,127 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. No shares remain available for issuance under the 2000 Supplemental Plan.

2000 Supplemental Stock Award Plan

On November 14, 2000, our Board approved the 2000 Supplemental Plan. Under applicable NYSE rules, this plan did not require approval by shareholders. The 2000 Supplemental Plan is a stock-based incentive plan designed to attract, retain, motivate and reward employees and certain other persons who provide services to our Company. This plan excludes all of our executive officers and directors. Under this plan, eligible participants could be granted nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, and other stock-based awards under terms and conditions identical to those under our shareholder-approved 2000 SAIP. The total number of shares originally reserved for awards under the 2000 Supplemental Plan was 4,500,000. A total of 12,917 options were outstanding under that plan as of December 31, 2012. As of April 27, 2010, no new awards have been granted under this plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2012.

2012 Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Grant Type (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Douglas D. Tough	6/2/2010	PRS							24,042	(3)	1,599,755
	6/2/2010	RSU							10,017	(3)	666,531
	6/2/2010	SSAR	—		26,714	(3)	44.92	6/2/2017
	1/31/2011	2011 LTIP							9,141	(4)	608,242	17,970	(5)	1,195,724
	6/2/2011	PRS							40,560	(6)	2,698,862
	6/2/2011	RSU							4,345	(6)	289,116
	1/31/2012	2012 LTIP							7,730	(7)	514,354	28,366	(8)	1,887,474
	5/1/2012	PRS							71,535	(9)	4,759,939
Kevin C. Berryman	5/27/2009	RSU							6,562	(10)	436,635
	8/27/2009	SSAR	35,486	(11)	—		36.07	8/27/2016
	6/2/2010	PRS							22,439	(3)	1,493,091
	6/2/2010	SSAR	—		16,028	(3)	44.92	6/2/2017
	1/31/2011	2011 LTIP							2,058	(4)	136,939	4,042	(5)	268,955
	6/2/2011	PRS							5,021	(6)	334,097
	6/2/2011	SSAR	—		12,554	(6)	62.13	6/2/2018
	6/2/2011	RSU							3,138	(6)	208,803
	1/30/2012	2012 LTIP							1,740	(7)	115,780	6,382	(8)	424,658
	5/1/2012	PRS							19,076	(9)	1,269,317
	5/1/2012	SSAR	—		7,948	(9)	60.39	5/1/2019

Name	Grant Date	Grant Type (1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Nicolas Mirzayantz	5/6/2008	SSAR	5,546	(12)	—		42.19	5/6/2015
	6/2/2010	PRS							25,645	(3)	1,706,418
	6/2/2010	SSAR	—		10,685	(3)	44.92	6/2/2017
	1/31/2011	2011 LTIP							2,058	(4)	136,939	4,042	(5)	268,955
	6/2/2011	PRS							17,576	(6)	1,169,507
	6/2/2011	RSU							1,883	(6)	125,295
	1/30/2012	2012 LTIP							1,740	(7)	115,780	6,382	(8)	424,658
	5/1/2012	PRS							19,870	(9)	1,322,150
Hernan Vaisman	6/2/2010	RSU							4,007	(3)	266,626
	6/2/2010	SSAR	—		26,714	(3)	44.92	6/2/2017
	1/31/2011	2011 LTIP							2,058	(4)	136,939	4,042	(5)	268,955
	6/2/2011	SSAR	—		20,923	(6)	62.13	6/2/2018
	6/2/2011	RSU							3,138	(6)	208,803
	1/30/2012	2012 LTIP							1,740	(7)	115,780	6,382	(8)	424,658
	5/1/2012	SSAR	—		19,870	(9)	60.39	5/1/2019
	5/1/2012	RSU							2,980	(9)	198,289
Anne Chwat	4/14/2011	2011 LTIP							1,233	(4)	82,044	2,428	(5)	161,559
	5/3/2011	RSU							3,171	(13)	210,998
	6/2/2011	PRS							13,520	(6)	899,621
	1/30/2012	2012 LTIP							1,043	(7)	69,401	3,830	(8)	254,848
	5/1/2012	PRS							13,909	(9)	925,505

(1)	2011 LTIP = 2011-2013 Long-Term Incentive Plan Cycle

2012 LTIP = 2012-2014 Long-Term Incentive Plan Cycle

PRS = Purchased Restricted Stock

RSU = Restricted Stock Unit

SSAR = Stock Settled Appreciation Right

(2)	The market value was determined based on the closing price of our common stock on December 31, 2012. For PRS awards, the amounts in this column do not reflect the purchase price paid by the NEO for PRS shares under the ECP as described in the Compensation Discussion and Analysis.

(3)	This award vests on April 2, 2013.

(4)	This amount represents the number of shares of stock that have been credited for the 2011 and 2012 segments of the 2011-2013 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(5)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2011-2013 LTIP cycle. Shares earned during any segment of the 2011-2013 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(6)	This award vests April 2, 2014.

(7)	This amount represents the number of shares of stock that have been credited for the 2012 segment of the 2012-2014 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(8)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2012-2014 LTIP cycle. Shares earned during any segment of the 2012-2014 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(9)	This award vests on April 1, 2015.

(10)	This amount represents the unvested portion of a grant that was made in connection with Mr. Berryman’s commencement of employment in 2009. This grant vests 20% per year on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(11)	This award vested on March 27, 2012. This is the amount of unexercised SSARs.

(12)	This award vested on May 6, 2011. This is the amount of unexercised SSARs.

(13)	This award was approved by our Compensation Committee in connection with Ms. Chwat’s commencement of employment, and vests on May 3, 2014.

Option Exercises and Stock Vested

The following table provides information regarding exercises of options and SSARs and stock vested during 2012 for each of our NEOs.

2012 Option Exercises and Stock Vested

		Option Awards			Stock Awards
Name	Type of Award (1)	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Type of Award(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas D. Tough					RSU	(2)	3,115	188,582
					2010 LTIP(3)		33,786	2,248,120

								2,436,702

Kevin C. Berryman					RSU	(4)	3,281	187,115
					PRS	(5)(6)	5,322	216,020
					2010 LTIP(3)		8,027	534,117

								937,252

Nicolas Mirzayantz	SSAR	23,622	(7)	587,243
					PRS	(5)(6)	33,070	1,434,577
					2010 LTIP	(3)	8,027	534,117

								1,968,694

Hernan Vaisman					RSU	(6)	4,724	276,921
					PRS	(5)(6)	28,346	1,229,649
					2010 LTIP(3)		8,027	534,117

								2,040,687

Anne Chwat					2010 LTIP	(3)	2,471	164,420

								164,420

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2010 LTIP = 2010-2012 Long-Term Incentive Plan Cycle
SSAR = Stock Settled Appreciation Right

(2)	The award represented in this row was granted in 2009, when Mr. Tough was a non-employee director of our Company, and vested on April 28, 2012. The value is based on the closing stock price of $60.54 on the vesting date. Mr. Tough was required to automatically defer these shares under our DCP described in this proxy statement under the heading “Non-Qualified Deferred Compensation.” Dividend equivalents are credited on vested deferred RSU shares. The actual realized value will depend upon the closing price of our common stock on the date the shares are issued to Mr. Tough.

(3)	The award represented in this row is the equity portion of the 2010-2012 LTIP award, for which performance was completed on December 31, 2012. The number of shares represents the actual number of shares that will be issued to the participant in March 2013, as determined by the Board of Directors in January 2013. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 31, 2012, which was $66.54; however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(4)	A grant of 16,404 RSUs was made in connection with Mr. Berryman’s commencement of employment in 2009. 20% of this grant vests on each of the first, second, third, fourth and fifth anniversaries of the grant date. The portion of the award that vested in 2012 is represented in this row. The value is based on the closing stock price of $57.03 on the vesting date. Mr. Berryman deferred these shares under our DCP described in this proxy statement under the heading “Non-Qualified Deferred Compensation.” Dividend equivalents are credited on vested deferred RSU shares. The actual realized value will depend upon the closing price of our common stock on the date the shares are issued to Mr. Berryman.

(5)	The amounts set forth in this table as the value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the amount paid by the respective executive for his or her PRS shares, the value realized on vesting in the Value Realized on Vesting column attributable to PRS for this executive would be: M. Berryman—$311,976; Mr. Mirzayantz—$1,938,563; and Mr. Vaisman—$1,661,643.

(6)	The award represented in this row was granted in 2009 under the ECP and vested on March 27, 2012. The value realized is based on the closing price of our common stock, which was $58.62, on the vesting date.

(7)	The award represented in this row was granted in 2009 under the ECP and vested on March 27, 2012. The value realized is based on the difference between the exercise price of $30.48 and the closing price of our common stock, which was $55.34, on the exercise date of June 13, 2012.

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2012 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for our NEOs regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable to the NEOs under each of our retirement plans was determined using the following assumptions: an interest rate of 4.1%; the RP-2000 Healthy Participant Male/Female Mortality with projections of mortality improvements; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to our consolidated financial statements included in our 2012 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2012, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2012.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Douglas D. Tough(3)		—	—	—	—
Kevin C. Berryman(3)		—	—	—	—
Nicolas Mirzayantz(4)	U.S. Pension Plan	16.23	467,784	384,371	—
	Supplemental Retirement Plan	16.23	745,369	612,458	—

			1,213,153	996,829

Hernan Vaisman(3)		—	—	—	—
Anne Chwat(3)		—	—	—	—

(1)	The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)	The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)	This executive is not eligible to participate in the U.S. Pension Plan, the Supplemental Retirement Plan or any other defined benefit plan because he or she commenced U.S. employment with our Company after January 1, 2006.

(4)	Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executive officers and other senior employees based in the United States an opportunity to defer compensation under our DCP, which is our non-qualified deferred compensation plan. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. The deferral period can extend for a specified number of years or until retirement or employment termination, and participants may elect to extend deferrals, subject to applicable tax laws. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or (iii) an interest-bearing account. Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2012 this interest rate was 3.33% and for 2013 this interest rate is 2.86%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. Until December 31, 2007, for employees hired prior to January 1, 2006, including Mr. Mirzayantz, this 401(k) plan provided for matching contributions at a rate of $0.50 for each dollar of contribution up to 6% of a participant’s salary. For U.S. employees hired on or after January 1, 2006, including all of our other NEOs and, effective January 1, 2008 for participants whose benefits have been frozen under the U.S. Pension Plan, including Mr. Mirzayantz, this 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.

Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.

The DCP gives employees who are participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund. The shares representing the premium generally are forfeited if employment ends prior to December 31 of the calendar year following the year during which the deferral was made or if the participant withdraws any deferred stock within one year of deferral. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding our DCP, the plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2012 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Douglas D. Tough	283,554	(3)	76,656	68,553	—	1,679,568
Kevin C. Berryman	226,606	(4)	33,219	230,611	—	1,097,629
Nicolas Mirzayantz	11,400	(5)	1,995	104,513	—	960,797
Hernan Vaisman	41,000	(6)	18,375	98,742	—	472,307
Anne Chwat	165,780	(7)	34,164	48,781	—	492,625

(1)	The amounts in this column are included in the All Other Compensation column for 2012 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2012, as well as certain contributions credited in the first quarter of 2013 related to compensation earned in 2012.

(2)

If a person was a NEO in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz — $87,985; for 2007: Mr. Mirzayantz —

$160,010; for 2008: Mr. Mirzayantz — $63,269; Mr. Vaisman — $40,371; for 2009: Mr. Berryman — $52,186; Mr. Mirzayantz — $31,228; Mr. Vaisman — $69,574; for 2010: Mr. Tough — $774,993; Mr. Berryman — $98,501; Mr. Mirzayantz — $243,228; Mr. Vaisman — $68,816; and for 2011: Mr. Tough — $559,028; Mr. Berryman — $91,063; Mr. Mirzayantz — $45,600; Mr. Vaisman — $364,913; and Ms. Chwat — $316,928.

(3)	Of this amount, $96,000 is included in the Salary column for 2012 in the Summary Compensation Table. Mr. Tough also deferred RSUs with a value of $187,554, based on the market price of a share of our common stock on the date the shares were deposited into his deferral account in 2012. Mr. Tough was required to defer these RSUs under the terms of a grant of RSUs made in 2009 for his service as a non-employee director of our Company. These deferred RSUs are included in the 2012 Option Exercises and Stock Vested Table with a value of $188,582 based on the closing market price of a share of our common stock on the vesting date.

(4)	Of this amount, $41,000 is included in the Salary column for 2012 in the Summary Compensation Table. Mr. Berryman deferred RSUs granted in 2009 with a value of $185,606, based on the market price of a share of our common stock on the date the shares were deposited into his deferral account in 2012. These deferred RSUs are included in the 2012 Option Exercises and Stock Vested Table with a value of $187,115 based on the closing market price of a share of our common stock on the vesting date.

(5)	None of this amount is reported as compensation for 2012 in the Summary Compensation Table. This amount was included in the Non-Equity Incentive Plan Compensation column for 2011 in the Summary Compensation Table.

(6)	This amount is included in the Salary column for 2012 in the Summary Compensation Table.

(7)	Of this amount, $135,000 is included in the Salary column for 2012 in the Summary Compensation Table. Ms. Chwat also deferred $30,780 which was included in the Non-Equity Incentive Plan Compensation column for 2012 in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Executive Separation Policy

We provide severance payments and benefits to our NEOs and other senior officers of our Company based on their level under our Executive Separation Policy, or ESP, dated December 14, 2010. Executives hired before October 22, 2007, including Mr. Mirzayantz and Mr. Vaisman, were grandfathered and therefore are eligible to receive benefits calculated in accordance with the terms of the plan as in effect prior to December 2010. The Compensation Committee may also agree to vary or provide enhanced benefits to specific executives.

The ESP provides for severance payments and benefits in connection with a termination of the executive in certain circumstances, with the value of such benefits varying depending on whether the termination occurs prior to or more than two years after a Change in Control (as defined below) or within two years of a Change in Control.

Covered Terminations.    Under the ESP, an executive will receive severance payments if his or her employment is terminated by us without cause or by the executive for good reason.

•

“Cause” means (i) willful and continued failure of the executive to perform substantially his or her duties after demand for performance has been made; (ii) willful engagement by the executive in unauthorized conduct that is materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements; or (iii) willful engagement by the executive in illegal conduct or acts of serious dishonesty which materially adversely affects us.

•

“Good Reason” means any of the following: (i) a material reduction in the executive’s base salary as in effect before a Change in Control; (ii) our failure to continue a compensation or benefit plan for the executive, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans; (iii) a material change in the executive’s position, level, authority or responsibilities in a way that adversely impacts the executive; (iv) relocation of the executive’s work assignment by more than 45 miles; or (v) the failure of a successor company to assume our obligations under the ESP. However, “good reason” will exist only if the executive gives us notice within 90 days after occurrence of one of the foregoing events and we fail to correct the matter within 30 days after receipt of such notice.

•

A “Change in Control” (or “CiC”) will be deemed to have occurred when (i) a person or group acquires our stock and becomes a beneficial owner of 50% or more of our outstanding voting power; (ii) board members at January 1, 2010 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board; (iii) immediately following a merger, consolidation, recapitalization or reorganization, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 50% of the voting power in, the surviving entity; or (iv) our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

Severance payment.    Upon the occurrence of a covered termination prior to or more than two years after a CiC, the executive is entitled to receive a payment equal to (1) such executive’s base salary at the date of termination plus (2) such executive’s average AIP bonus for the three most recent years, paid in regular installments for 18 months (24 months for executives hired prior to October 22, 2007) following the termination (or until the executive attains age 65 if earlier).

Prorated LTIP and Equity.    An executive receiving benefits under the ESP must generally continue to be employed at the time of payment of an LTIP award or vesting of an equity award, except that an executive who is terminated during a three-year LTIP cycle may receive a pro rata payout for service during each segment in that cycle or may be entitled to continued vesting of a pro rata portion of unvested equity award(s). For LTIP, the Committee may, instead make a good faith estimate of the actual performance achieved through the date of termination and rely on this estimate to determine the prorated portion payable in settlement of such LTIP award.

Benefit continuation.    The executive will be entitled to the continuation of medical, dental and insurance benefits for such executive and his or her dependents for a period terminating on the earlier of 18 months (24 months for executives hired prior to October 22, 2007) following termination of employment, the commencement of eligibility for benefits under a new employer’s welfare benefits plan, or the executive’s attaining age 65.

Impact of termination upon CiC.    Upon the occurrence of a termination by us without cause or by the executive for good reason within two years following a CiC, the executive would be entitled to:

•

A severance payment equal to three times the sum of (i) the executive’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination, payable in a lump-sum;

•	A prorated portion of the target LTIP for the cycles then in progress;

•	A prorated portion of the target AIP bonus for the year of termination;

•	Vesting of any stock options or SSARs granted after December 14, 2010 not already vested upon the CiC with the remainder of the option or SSAR term to exercise the executive’s options or SSARs;

•	Vesting of restricted stock and RSU awards granted after December 14, 2010 not already vested upon the CiC and, unless deferred by the executive, settlement of restricted stock and RSU awards;

•

For executives in our Supplemental Retirement Plan, an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust. (Of our NEOs, this provision applies only to Mr. Mirzayantz, as our other NEOs are not eligible to participate in our defined benefit pension plans); and

•	Continuation of medical, dental, disability and life insurance coverage for three years, or until the executive obtains new employment providing similar benefits.

Tax Gross Up.    For executives who were designated as ESP participants prior to March 8, 2010, we will pay a “gross-up” payment for any excise taxes that may be payable by the executive as a result of any termination following a change in control, other than a termination for “cause,” except in the limited case where a cut-back of 10% of the severance payments would avoid the excise tax. Executives first designated as ESP participants after March 8, 2010 will not be entitled to receive a tax “gross-up” payment. Instead their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction. Messrs. Berryman, Mirzayantz and Vaisman were each designated as ESP participants prior to March 8, 2010 and are therefore eligible to receive a tax “gross-up” payment, if applicable.

Accelerated vesting of awards upon a CiC.    For awards made prior to December 14, 2010, the ESP provides that, upon a CiC (regardless of whether the employee is subsequently terminated following the CiC), stock options, restricted stock and other equity awards become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the executive and subject to applicable tax rules.

Death, disability or retirement.    The ESP provides for payments and benefits upon death, disability or retirement at or after age 62. If one of these events occurs before or more than two years after a CiC, the executive or the executive’s estate will receive a prorated portion of the AIP and LTIP awards that would have become payable had he or she continued employment for the full performance period, based on actual performance achieved, and restricted stock and RSU awards fully vest and are settled unless deferred. In addition, if one of these events occurs within two years after a CiC, the executive would receive the same AIP and LTIP awards (subject to achievement of certain minimum performance requirements) and vesting of equity awards for a termination not for cause within two years after a CiC, except that options will remain outstanding for no more than one year following death and three years following termination due to disability.

In addition to the amounts paid under the ESP, in the event of death, our NEOs would be entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis — Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Participant Obligations for the Protection of Our Business.    As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she not compete with us, or induce customers, suppliers or others to curtail their business with us, or induce employees or others to terminate employment or service with us. These restrictions apply while an executive is employed and following a termination of employment during any period in which the executive is receiving severance benefits. The ESP also conditions severance payments and benefits on the executive meeting commitments relating to confidentiality, cooperation in litigation and return of our property.

If an executive is terminated prior to a CiC and is found to have either failed to comply with these commitments during the two years prior to termination or during the period following termination for which such commitments apply (typically for two years), our ESP includes a “clawback” provision that requires that the executive (1) forfeit the unexercised portion of any options and any unvested awards and (2) repay us (i) the total amount of any cash payments made to the executive under the ESP (other than amounts deemed earned as of the termination date and cash benefits under welfare plans), (ii) cash paid to the executive under the AIP or LTIP in the two years preceding termination and (iii) any gains realized from option exercises and settlements of restricted stock or other equity awards.

Effect of IRC Section 409A.    The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Tough

Details regarding Mr. Tough’s letter agreement dated September 8, 2009 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. In addition, under the terms of his letter agreement, Mr. Tough is a participant in our ESP and is entitled to certain payments upon termination as set forth in his letter agreement and in the ESP, as modified by his letter agreement.

If Mr. Tough’s employment is terminated by us without cause or by Mr. Tough for good reason, the severance payment due to Mr. Tough under the ESP as described above will be equal to (i) 1.5 times the sum of Mr. Tough’s annual base salary and target AIP amount if the termination date occurs after he has attained age 63 but prior to attaining age 64, payable for 18 months following the termination, or (ii) 1.0 times the sum of Mr. Tough’s annual base salary and target AIP amount if the termination date occurs after he attains age 64, payable for 12 months following the termination. Mr. Tough is also entitled to continued participation in our welfare benefit plans during the applicable severance pay period at active employee rates. Under Mr. Tough’s letter agreement, “Cause” means his indictment for or conviction of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety, or any of the events described as “cause” under the ESP as described above; and “good reason” means any of the following (1) any adverse change in his status or position as CEO and Chairman, or any removal from or failure to reappoint him to those positions, (2) any reduction in base salary or AIP target bonus, (3) a requirement to relocate outside the New York City metropolitan area, or (4) any failure of our Company to obtain an agreement from any successor company to our Company’s assets or business to assume and perform the letter agreement.

If such termination occurs in contemplation of or within two years after a CiC (as defined above), the above separation benefits are modified to provide a severance payment of (i) two times the sum of Mr. Tough’s annual base salary and target AIP amount, payable over 24 months if the termination occurs after he has attained age 63 but prior to attaining age 64, or (ii) 1.5 times the sum of Mr. Tough’s annual base salary and target AIP amount, payable over 18 months if the termination occurs after attaining age 64.

If Mr. Tough’s employment terminates on account of death or disability, he would be entitled to the benefits provided under the ESP. Mr. Tough will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Tough’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with our Company and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Tough’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for (1) 1.5 years after he has attained age 63 but prior to age 64 on the date of termination, or (2) one year once he has attained age 64 on the date of termination. If Mr. Tough’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, the clawback provisions in the ESP apply.

Payments and Benefits Upon a Change in Control and Various Types of Terminations

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs under the ESP or, in the case of Mr. Tough, his employment agreement, if the triggering events described in the heading of the table had occurred on December 31, 2012. None of our NEOs is currently eligible for any additional benefits upon early retirement nor do we provide any additional benefits to our NEOs upon a voluntary resignation or termination for cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below. For all cases, the per share market price of our common stock is assumed to be $66.54, the actual closing price per share on the last trading day of the year, December 31, 2012. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis.

The amounts set forth in the table below reflect the additional amounts of compensation that would be payable as a result of the indicated triggering event. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2012 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified DCP Table. The timing and form of payments which may be made under that plan in events other than a CiC are described in the accompanying narrative to that table. The regular pension benefits that Mr. Mirzayantz, our only eligible NEO, would receive under the normal terms of our U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits Table. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table. The amounts shown in the table below as Incremental Non-Qualified Pension are explained in footnote (12) in the table presented below.

Potential Payments upon Termination and Change in Control

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Death Prior to or More Than 2 Years After a CiC	Separation Due to Disability Prior to or More Than 2 Years After a CiC	Involuntary or Good Reason Termination Within 2 Years After a CiC		Death Within 2 Years After a CiC	Separation Due to Disability Within 2 Years After a CiC
Douglas D. Tough (1)
Salary	$1,800,000		$—	$—	$1,987,206	(2)	$—	$—
AIP	2,160,000	(3)	—	—	2,880,000	(4)	—	—
LTIP(5)	2,001,825		2,001,825	2,001,825	2,001,825		2,001,825	2,001,825
ECP Acceleration(6)	—		6,631,781	6,054,224	6,631,781		6,631,781	6,631,781
Medical Benefits(7)	26,884		—	—	40,325		—	—
Executive Death Benefit(8)	—		2,400,000	—	—		2,400,000	—
Executive Death Benefit Cost(9)	126,167		—	—	189,250		—	—
Disability Insurance(10)	—		—	180,000	—		—	180,000

Total	$6,114,876		$11,033,606	$8,236,049	$13,730,387		$11,033,606	$8,813,606

Kevin C. Berryman
Salary	$787,500		$—	$—	$1,575,000		$—	$—
AIP	540,200	(3)	—	—	1,260,000	(4)	—	—
LTIP(5)	450,411		450,411	450,411	450,411		450,411	450,411
ECP Acceleration(6)	—		2,956,755	2,505,986	2,956,755		2,956,755	2,956,755
Medical Benefits(7)	40,649		—	—	81,298		—	—
Executive Death Benefit(8)	—		1,050,000	—	—		1,050,000	—
Executive Death Benefit Cost(9)	30,125		—	—	60,250		—	—
Disability Insurance(10)	—		—	180,000	—		—	180,000
Tax Gross-up(11)	—		—	—	1,856,670		—	—

Total	$1,848,885		$4,457,166	$3,136,397	$8,240,384		$4,457,166	$3,587,166

Nicolas Mirzayantz
Salary	$1,020,000		$—	$—	$1,530,000		$—	$—
AIP	642,310	(3)	—	—	1,224,000	(4)	—	—
LTIP(5)	450,411		450,411	450,411	450,411		450,411	450,411
ECP Acceleration(6)	—		2,832,420	2,601,410	2,832,420		2,832,420	2,832,420
Incremental Non-Qualified Pension(12)	—		—	—	860,834		—	—
Medical Benefits(7)	54,199		—	—	81,298		—	—
Executive Death Benefit Proceeds(8)	—		1,020,000	—	—		1,020,000	—
Executive Death Benefit Cost(9)	36,167		—	—	54,250		—	—
Disability Insurance(10)	—		—	180,000	—		—	180,000
Tax Gross-up(11)	—		—	—	—		—	—

Total	$2,203,087		$4,302,831	$3,231,821	$7,033,213		$4,302,831	$3,462,831

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Death Prior to or More Than 2 Years After a CiC	Separation Due to Disability Prior to or More Than 2 Years After a CiC	Involuntary or Good Reason Termination Within 2 Years After a CiC		Death Within 2 Years After a CiC	Separation Due to Disability Within 2 Years After a CiC
Hernan Vaisman
Salary	$1,050,000		$—	$—	$1,222,721	(13)	$—	$—
AIP	899,921	(3)	—	—	1,349,881	(4)	—	—
LTIP(5)	450,411		450,411	450,411	450,411		450,411	450,411
ECP Acceleration(6)	—		1,465,745	673,718	1,465,745		1,465,745	1,465,745
Medical Benefits(7)	54,199		—	—	81,298		—	—
Executive Death Benefit Proceeds(8)	—		1,050,000	—	—		1,050,000	—
Executive Death Benefit Cost(9)	50,167		—	—	75,250		—	—
Disability Insurance(10)	—		—	180,000	—		—	180,000
Tax Gross-up(11)	—		—	—	—		—	—

Total	$2,504,698		$2,966,156	$1,304,129	$4,645,306		$2,966,156	$2,096,156

Anne Chwat
Salary	$675,000		$—	$—	$1,350,000		$—	$—
AIP	92,340	(3)	—	—	810,000	(4)	—	—
LTIP(5)	270,246		270,246	270,246	270,246		270,246	270,246
ECP Acceleration(6)	—		1,196,143	1,196,143	1,196,143		1,196,143	1,196,143
Medical Benefits(7)	40,649		—	—	81,298		—	—
Executive Death Benefit Proceeds(8)	—		900,000	—	—		900,000	—
Executive Death Benefit Cost(9)	22,625		—	—	45,250		—	—
Disability Insurance(10)	—		—	180,000	—		—	180,000

Total	$1,100,860		$2,366,389	$1,646,389	$3,752,937		$2,366,389	$1,646,389

(1)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the same benefits that are reflected under the “Separation Due to Disability” columns (less any disability insurance proceeds). Mr. Tough is currently our only executive who would be entitled to receive this benefit upon voluntary retirement.

(2)	Amount has been downward adjusted by $412,794 to reflect the application of the cut-back provisions of the ESP to avoid excise tax.

(3)	This amount represents 1.5 times (or in the case of Messrs. Mirzayantz and Vaisman, two times) the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2012 termination (i.e., the three years ending December 31, 2011) (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or, if not eligible for an AIP award before 2012 (the presumed year of termination), the executive’s target annual incentive under the AIP for 2012. This amount does not take into account any actual AIP amounts paid for 2012, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	This amount represents three times (or in the case of Mr. Tough, two times) the greater of: (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2012 termination (i.e., the three years ending December 31, 2011) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive’s target annual incentive for the presumed year of termination (2012). This amount does not take into account any actual AIP amounts paid for 2012, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)	The amounts in this row are the additional LTIP amounts that would be payable as severance with respect to the 2011-2013 and 2012-2014 LTIP cycles that would be paid in cash, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual amounts paid out under the completed 2010-2012 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan.”

(6)	For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. For grants prior to 2010, these amounts would be payable upon a CiC, even if the executive’s employment is not terminated. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(7)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our NEOs, would be entitled to have the benefits paid for by our Company.

(8)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(9)	The amounts in this row are the costs that we would incur to continue the Executive Death Benefit Plan for the NEO.

(10)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the NEO’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(11)	For purposes of computing this “gross-up,” we include the present value of all accelerated equity awards. No excise tax or gross-up payment would be triggered by the accelerated vesting of equity upon the occurrence of a CiC without a termination event. For Mr. Vaisman, no “gross-up” is reflected, as a reduction of $352,279 would be applied to his severance benefits pursuant to the cut-back provisions of the ESP.

We would not be entitled to claim tax deductions for a portion of the compensation paid in connection with “gross-up” payments. We estimate our federal income tax payable on the non-deductible portion of compensation to these executive officers would be, in the aggregate, $2,675,844.

(12)	Mr. Mirzayantz is the only NEO who is eligible to participate in the Supplemental Retirement Plan. The amounts in this row represent (i) the incremental increase in the present value of his pension benefit reflecting an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period and (ii) the value of subsidized early commencement of pension benefits prior to age 62.

(13)	Amount has been downward adjusted by $352,279 to reflect the application of the cut-back provisions of the ESP to avoid excise tax.

X. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except that a Form 4 with respect to one equity grant was filed late due to an administrative error, for each our executive officers, Messrs. Baydar, Berryman, Fortanet, Mirzayantz, O’Leary, Tough and Vaisman and Mses. Cantlon and Chwat.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $8,000 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 14, 2013. Under Article I, Section 3 of our By-laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of your intention to introduce a nomination or other item of business at that meeting between December 31, 2013 and January 30, 2014. The notice must also meet all other requirements contained in our By-laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2013 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board of Directors, in each case, c/o Corporate Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.

The Board has approved a process for handling correspondence received by our Company on behalf of a non-management director or directors as a group. Under that process, the General Counsel reviews all such correspondence and maintains a log of and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit group and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2013 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 14, 2013. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019 (telephone: 212-765-5500).

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact American Stock Transfer & Trust Company as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2012 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investors — SEC Filings link on our internet website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2012 will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

EXHIBIT A

SALES GROWTH — GAAP TO NON-GAAP RECONCILIATION

	2008	2009	2010	2011	2012	CAGR
Reported Sales Growth	5%	-3%	13%	6%	1%	4.4%
Local Currency Sales Growth	2%	0	13%	4%	4%	4.6%

Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the current period.

OPERATING PROFIT — GAAP TO NON-GAAP RECONCILIATION

(IN THOUSANDS)	2007		2011	2012	YoY Growth	5-YR CAGR
As Reported Operating Profit	$359,083		$427,729	$486,618	14%	6%
R&D Credit	2,130		—	—
Revised Operating Profit	361,213	[1]	427,729	486,618	14%	6%
Pension Curtailment Loss	5,943		—	—
Restructuring and Other Charges	—		13,172	1,668
Patent Litigation Settlement	—		33,495	—

Adjusted Operating Profit	$367,156		$474,396	$488,286	3%	6%

1	2007 period revised to properly recognize R&D expense, net of R&D credits, to be consistent with other period presentations

EARNINGS PER SHARE (EPS) — GAAP TO NON-GAAP RECONCILIATION

(PER SHARE DATA)	2011	2012	YoY Growth
As Reported EPS	$3.26	$3.09	-5.2%
Restructuring and Other Charges	0.11	0.01
Patent Litigation Settlement	0.36	—
Spanish Tax Settlement	—	0.88

Adjusted EPS[2]	$3.74	$3.98	6%

2	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted due to rounding differences.

EXHIBIT A (continued)

AVERAGE WORKING CAPITAL

(IN THOUSANDS)	Q4 07	Q1 08	Q2 08	Q3 08	Q4 08	5-Period Avg.
Accounts Receivable before allowance for doubtful accounts	$412,221	$464,251	$477,195	$470,363	$412,127	$447,231
Inventory	484,222	512,034	525,651	509,281	479,567	502,151
Accounts Payable	(130,992)	(133,236)	(137,178)	(115,511)	(114,997)	(126,383)

Core Working Capital	$765,451	$843,049	$865,668	$864,133	$776,697	$822,999

2008 Net Sales						$2,389,372
5-Period Avg. as a % of Net Sales						34%

(IN THOUSANDS)	Q4 11	Q1 12	Q2 12	Q3 12	Q4 12	5-Period Avg.
Accounts Receivable before allowance for doubtful accounts[3]	$478,177	$527,709	$523,389	$543,133	$508,736	$516,229
Inventory	544,439	555,017	539,267	547,676	540,658	545,411
Accounts Payable	(208,759)	(189,223)	(169,673)	(160,956)	(199,272)	(185,577)

Core Working Capital	$813,857	$893,503	$892,983	$929,853	$850,122	$876,063

2012 Net Sales						$2,821,446
5-Period Avg. as a % of Net Sales						31%

[3]	Q4 2011 and Q1 2012 have been revised to be consistent with other period presentations.

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019	VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Marcello V. Bottoli	☐	☐	☐
	1b.	Linda B. Buck	☐	☐	☐			For	Against	Abstain
	1c.	J. Michael Cook	☐	☐	☐	1j.	Arthur C. Martinez	☐	☐	☐
	1d.	Roger W. Ferguson, Jr.	☐	☐	☐	1k.	Dale F. Morrison	☐	☐	☐
	1e.	Andreas Fibig	☐	☐	☐	1l.	Douglas D. Tough	☐	☐	☐
	1f.	Christina Gold	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.	☐	☐	☐
	1g.	Alexandra A. Herzan	☐	☐	☐
	1h.	Henry W. Howell, Jr.	☐	☐	☐	3.	Advisory vote to approve the compensation paid to the Company’s named executive officers in 2012.	☐	☐	☐
	1i.	Katherine M. Hudson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 30, 2013 AT 10:00 A.M.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

521 WEST 57TH STREET

NEW YORK, NY 10019

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 30, 2013

The undersigned hereby appoint(s) each of Messrs. Douglas D. Tough, Kevin C. Berryman and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Tuesday, April 30, 2013 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON APRIL 29, 2013.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Time on April 25, 2013, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE